UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cardinal Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 8, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the “Company”), will be held at the Company’s corporate offices at 7000 Cardinal Place, Dublin, Ohio, on November 8, 2006 at 2:00 p.m., local time, for the following purposes:

1.	To elect three Directors, each to serve for a term of one year and until his successor is duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007;

3.	To consider three shareholder proposals, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the election of the three Directors listed in Proposal 1, FOR Proposal 2 and AGAINST the shareholder proposals.

Only shareholders of record at the close of business on September 11, 2006 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Only persons with an admission ticket or proof of share ownership will be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. You will need to bring it with you to the Annual Meeting, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) in order to be admitted to the Annual Meeting.

By Order of the Board of Directors.

/s/ Ivan K. Fong

IVAN K. FONG, Secretary

October 3, 2006

Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope, or to vote by telephone or the Internet pursuant to instructions provided with the proxy.

i

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health” or the “Company”), for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, November 8, 2006, at the Company’s corporate offices located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, except for any exhibits thereto, and additional information are first being sent to shareholders of the Company on or about October 4, 2006. Exhibits will be provided to any shareholder upon request to the Company’s Investor Relations department.

The close of business on September 11, 2006 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 405,460,815 common shares, without par value (“Common Shares”). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.

The address of the Company’s principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of fourteen members, who were previously divided into three classes. At the 2005 Annual Meeting of Shareholders, the shareholders voted to amend the Company’s Code of Regulations to eliminate the classification of the Board, effective with the election of directors to occur at this Annual Meeting. Directors elected at the 2005 and 2004 Annual Meetings of Shareholders will serve out the remainder of their three-year terms before standing for re-election. Directors nominated for election at this Annual Meeting and at subsequent meetings will be elected for a one-year term. In addition, a director elected by the Board of Directors to fill a vacancy caused by the resignation, retirement or death of a director will serve until the expiration of the term of office of the director whom he or she replaced and a director elected to fill a vacancy caused by the creation of a new directorship will serve until the Annual Meeting of Shareholders held in the year of expiration of his or her term of office.

At the Annual Meeting, the Company’s shareholders will be asked to vote for the election of the three nominees named below, each to serve for a term of one year and until his successor is duly elected and qualified. As the Company has previously announced, John F. Havens, a director of the Company since 1979 whose director term expires at this Annual Meeting, does not intend to stand for election at the Annual Meeting, and no person is being nominated at the Annual Meeting to fill the vacancy on the Board of Directors created by his departure. Instead, the Directors expect to reduce the size of the Board, effective when Mr. Havens ceases to be a Director.

Common Shares represented by proxies, unless otherwise specified, will be voted for the election of the three nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than three nominees.

Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of Directors to be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairperson or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy intend to vote the shares represented thereby and by other proxies held by them so as to elect as many of the three nominees named below as possible.

Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting. The three nominees receiving the greatest number of votes will be elected Directors. Abstentions and broker non-votes will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of such nominee, but could trigger the policy set forth in the Company’s Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his or her election to tender his or her resignation. See “Corporate Governance—Resignation for Majority Withhold Vote” below.

Set forth below is the following information regarding those persons nominated for election as Directors of the Company (each is currently a Director of the Company) and of those persons serving as Directors of the Company whose terms of office will continue after the Annual Meeting: their names, ages, principal occupations, and positions held during the past five years (unless otherwise stated, the positions listed have been held during the entire past five years); certain other board memberships (which are shown parenthetically); the year in which they first became a Director of the Company; and the year in which their term as a Director is scheduled to expire (information is provided as of September 11, 2006).

Nominees for Election at the Annual Meeting

Name	Age	Principal Occupation/Past Experience	Director Since	Term Expires
John F. Finn	58	Chairman and Chief Executive Officer of Gardner, Inc., an outdoor power equipment distributor (director of J.P. Morgan Funds, a registered investment company).	1994	2006

David W. Raisbeck	56	Vice Chairman of Cargill, Incorporated, a marketer, processor and distributor of agricultural, food, financial and industrial products and services, November 1999 to present (director of Eastman Chemical Company, a plastics, chemicals and fibers manufacturer).	2002	2006

Robert D. Walter	61	Executive Chairman of the Board of Directors of the Company, April 2006 to present; Chairman and Chief Executive Officer of the Company, 1971 to April 2006 (director of American Express Company, a travel, financial and network services company). Mr. R. Walter is the father of Matthew D. Walter, a Director of the Company.	1971	2006

Directors Whose Terms Will Continue after the Annual Meeting

Name	Age	Principal Occupation/Past Experience	Director Since	Term Expires
R. Kerry Clark	54	President and Chief Executive Officer of the Company, since April 2006; Vice Chairman of the Board—P&G Family Health and a director of The Procter & Gamble Company, a marketer of consumer products (“Procter & Gamble”), July 2004 to April 2006; Vice Chairman of the Board and President—Global Market Development and Business Operations of Procter & Gamble, 2002 to July 2004; President—Global Market Development and Business Operations of Procter & Gamble, 2001 to 2002 (director of Textron Inc., an aircraft, automotive and industrial products manufacturer and financial services company).	April 2006	2007

George H. Conrades	67	Executive Chairman, Akamai Technologies, Inc., an e-business infrastructure provider, April 2005 to present; Chairman and Chief Executive Officer of Akamai Technologies, Inc., April 1999 to April 2005; Venture partner in Polaris Venture Partners, an early stage investment company, August 1998 to present (director of Akamai Technologies, Inc.; and Harley-Davidson, Inc., a motorcycle manufacturer).	1999	2007

Calvin Darden	56	Retired Senior Vice President, U.S. Operations of United Parcel Service, Inc., January 2000 to April 2005 (director of Target Corporation, an operator of large-format general merchandise discount stores; and Coca-Cola Enterprises, Inc., a marketer, seller, manufacturer and distributor of nonalcoholic beverages).	2005	2007

Robert L. Gerbig	61	Retired Chairman and Chief Executive Officer of Gerbig, Snell/Weisheimer & Associates, Inc., an advertising agency.	1975	2007

Richard C. Notebaert	59	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, July 2002 to present; President and Chief Executive Officer of Tellabs, Inc., a communications equipment and services provider, September 2000 to July 2002 (director of Qwest Communications International Inc.; and Aon Corporation, an insurance brokerage, consulting and underwriting company (“Aon”)).	1999	2007

Directors Whose Terms Will Continue after the Annual Meeting (continued)

Name	Age	Principal Occupation/Past Experience	Director Since	Term Expires
J. Michael Losh	60	Former Chief Financial Officer of the Company (on an interim basis), July 2004 to May 2005; Chairman of Metaldyne Corporation, an automotive parts manufacturer, October 2000 to April 2002; Chief Financial Officer of General Motors Corporation, an automobile manufacturer, 1994 to August 2000 (director of AMB Property Corporation, an industrial real estate owner and operator; Aon; H.B. Fuller Company, a specialty chemicals and industrial adhesives manufacturer; Masco Corp., a manufacturer of home improvement and building products; Metaldyne Corporation; and TRW Automotive Holdings Corp., a supplier of automotive systems, modules and components).	1996	2008

John B. McCoy	63	Retired Non-Executive Chairman of Corillian Corporation, an online banking and software services company, June 2000 to January 2004; Chief Executive Officer of Bank One Corporation, a bank holding company, 1984 to December 1999 (director of AT&T, Inc., a telecommunications systems company; and ChoicePoint Inc., a provider of data management products and services).	1987	2008

Michael D. O’Halleran	56	Senior Executive Vice President of Aon, September 2004 to present; President and Chief Operating Officer of Aon, April 1999 to September 2004.	1999	2008

Jean G. Spaulding, M.D.	59	Private medical practice in psychiatry, 1977 to present; Consultant, Duke University Health System, a non-profit academic health care system, January 2003 to present; Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, 1998 to present; Vice Chancellor for Health Affairs, Duke University Health System, 1998 to 2002; Trustee, The Duke Endowment, a charitable trust, January 2002 to present.	2002	2008

Matthew D. Walter	37	Chairman and Chief Executive Officer of BoundTree Medical Products, Inc., a provider of medical equipment to the emergency medical market, November 2000 to present; Managing Partner of Talisman Capital, a private investment company, June 2000 to present; Vice President and General Manager of National PharmPak, Inc., a subsidiary of Cardinal Health, Inc., July 1996 to September 2000 (director of Bancinsurance Corporation, an insurance holding company). Mr. M. Walter is the son of Robert D. Walter, the Company’s Executive Chairman of the Board.	2002	2008

Board of Directors and Committees of the Board

The Company’s Board of Directors held four regular meetings and one special meeting during the fiscal year ended June 30, 2006 (“fiscal 2006”). Each Director attended 75% or more of the meetings of the Board and Board Committees on which he or she served. All of the Company’s Directors attended the Company’s 2005 Annual Meeting of Shareholders. Absent unusual circumstances, each Director is expected to attend the Annual Meeting of Shareholders.

The Audit Committee.    Messrs. Finn (Chairman), Conrades, O’Halleran and Raisbeck are the current members of the Board’s Audit Committee, which represents and assists the Board with the oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, and the qualifications and performance of the Company’s internal audit function. Prior to August 2, 2006, Mr. Gerbig was a member of the Audit Committee. The Audit Committee met 11 times during fiscal 2006.

The Board of Directors has determined that each of Messrs. Conrades, Finn, O’Halleran and Raisbeck is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange.

The Human Resources and Compensation Committee.    Messrs. McCoy (Chairman), Darden, Gerbig, Havens and Notebaert and Dr. Spaulding are the current members of the Board’s Human Resources and Compensation Committee (the “Compensation Committee”), which was established to discharge the Board of Directors’ responsibilities with respect to compensation of the Company’s executives and grants of stock-based incentives to employees, including stock options, restricted shares and restricted share units (“RSUs”). The Compensation Committee also reviews and approves the Company goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. Mr. Gerbig was appointed to the Compensation Committee on August 2, 2006. During fiscal 2006, the Compensation Committee met seven times and acted five times by written action without a meeting. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the New York Stock Exchange.

The Nominating and Governance Committee.    Messrs. Conrades (Chairman), Finn, Havens and McCoy are the current members of the Board’s Nominating and Governance Committee, which was established for the purpose of identifying individuals qualified to become Board members (consistent with criteria approved by the Board), recommending director candidates for the Board, developing and reviewing the Company’s Corporate Governance Guidelines, and performing a leadership role in shaping the Company’s corporate governance practices. The Nominating and Governance Committee will consider director nominees recommended by shareholders as described under “Corporate Governance—Shareholder Recommendations for Director Nominees” below. During fiscal 2006, the Nominating and Governance Committee met five times. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the New York Stock Exchange.

The Executive Committee.    Messrs. R. Walter (Chairman), Clark, Conrades, Finn and McCoy are the current members of the Board’s Executive Committee, which is empowered to exercise substantially all powers and perform all duties of the Board of Directors when the Board is not in session, other than the authority to fill vacancies on the Board or on any committee of the Board. Mr. Clark was appointed to the Executive Committee on April 17, 2006. During fiscal 2006, the Executive Committee met twice and acted three times by written action without a meeting.

The charters for each of the Audit, Compensation and Nominating and Governance Committees are available on the Company’s website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Board committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from the Company’s Investor Relations department.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees

In nominating candidates for election as Director, the Nominating and Governance Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the committee in preparation for the 2007 Annual Meeting of Shareholders should be received no later than June 6, 2007, and must contain the following information: (i) the name and address of the shareholder; (ii) the name and address of the person to be nominated; (iii) a representation that the shareholder is a holder of the Company’s Common Shares entitled to vote at the meeting; (iv) a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and (vi) the candidate’s written, signed consent to serve if elected.

Director Qualification Standards

The Nominating and Governance Committee reviews with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the make up of the Board and in developing criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in the Company’s Corporate Governance Guidelines, include an individual’s business experience and skills (including skills in core areas such as operations, management, technology, healthcare industry knowledge, accounting and finance, leadership, strategic planning and international markets), independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of potential conflicts with the Company’s interests. Director candidates should also possess a skill set regarding current issues and priorities important to the Company and its operations. The Nominating and Governance Committee considers these criteria in the context of an assessment of the perceived needs of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the Committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board and its governance practices. The final selection of the Board’s nominees is within the discretion of the Board of Directors. From time to time, the Nominating and Governance Committee engages a search firm to assist with identifying and screening potential candidates.

Communicating with the Board

The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual Director or the independent or non-management Directors as a group. Such parties can send communications by e-mail to bod@cardinal.com or by mail to the Board of Directors in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. This centralized process will assist the Board in reviewing and responding to communications. The name of any specific intended Board recipient should be noted in the communication. Communications from shareholders are summarized for or provided to the Directors, and in all cases the actual communications are made available to the Directors upon request.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, the full text of which is available on the Company’s website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate governance guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from the Company’s Investor Relations department.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. As embodied in the Company’s Corporate Governance Guidelines, under standards that the Board has adopted to assist it in assessing independence, the Board defines an “independent Director” to be a Director who:

•

is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, the Company (provided, however, that, in accordance with New York Stock Exchange listing standards, service as an interim executive officer, by itself, does not disqualify a Director from being considered independent under this test following the conclusion of that service);

•

has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with New York Stock Exchange listing standards, compensation received by a Director for former service as an interim executive officer need not be considered in determining independence under this test);

•

(a) is not, and whose immediate family member is not, a current partner of the Company’s internal or external auditor; (b) is not a current employee of the Company’s internal or external auditor; (c) does not have an immediate family member who is a current employee of the Company’s internal or external auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) was not during the last three years, and whose immediate family member was not during the last three years, a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time;

•

is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of the Company’s present executive officers serve on that other company’s compensation committee;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

is not, and whose spouse is not, an executive officer of a non-profit organization to which the Company or the Company foundation has made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard); and

•	has no other material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board of Directors has determined that each of Messrs. Conrades, Darden, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, O’Halleran and Raisbeck and Dr. Spaulding is independent under these categorical standards.

Presiding Director

An independent Director selected by the remaining independent Directors will preside at meetings of the non-management Directors and independent Directors (held at least three times per year), and will serve as the Presiding Director in performing such other functions as the Board may direct, including advising on the selection of Committee Chairs and advising management on the agenda for Board meetings. Mr. McCoy is currently the Presiding Director.

Policies on Business Ethics; Chief Ethics and Compliance Officer

All of Cardinal Health’s employees, including its senior executives, and Directors are required to comply with the Company’s Standards of Business Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s procedures for these matters are set forth in the Standards of Business Conduct.

The full text of the Cardinal Health Standards of Business Conduct is posted on the Company’s website, at www.cardinalhealth.com, under “Investors-Corporate Governance: Ethics and Compliance Program.” This information also is available in print (free of charge) to any shareholder who requests it from the Company’s Investor Relations department. Any waiver of the Standards of Business Conduct for Directors or executive officers must be approved by the Audit Committee of the Board of Directors. Cardinal Health will disclose future amendments to its Standards of Business Conduct, or waivers from its Standards of Business Conduct for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on its website within four business days following the date of the amendment or waiver. In addition, the Company will disclose any waiver from its Standards of Business Conduct for its other executive officers and its Directors on its website.

The Company has a Chief Ethics and Compliance Officer who reports to both the Chief Executive Officer and the Audit Committee of the Board of Directors. The Chief Ethics and Compliance Officer is responsible for supporting the Board in its responsibility to evaluate, review and enhance the Company’s corporate ethics and compliance program and ensuring senior leadership responsibility and accountability for compliance and ethical business conduct.

Resignation for Majority Withhold Vote

As provided in the Company’s Corporate Governance Guidelines, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) must promptly tender his or her resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider factors deemed relevant by the Committee members including, without limitation, the Director’s length of service, the Director’s particular qualifications and contributions to the Company, the reasons underlying the Majority Withheld Vote (if known) and whether these reasons can be cured, and compliance with New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

If one or more Directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withhold Vote provision does not apply to contested elections or elections governed by cumulative voting.

Recent Governance Changes

The Company’s Board of Directors has recently implemented the following changes to enhance the Company’s corporate governance:

•

the Board and the Company’s shareholders approved an amendment to the Company’s Code of Regulations that phases out the classification of the Board and corresponding three-year term for Directors, providing instead for the annual election of Directors beginning with this Annual Meeting (Directors who had been elected previously for three-year terms expiring beyond this Annual Meeting would serve the balance of their terms, so that, upon conclusion of the 2008 Annual Meeting of Shareholders, the declassification of the Board would be complete and all Directors would be subject to annual election);

•

the Board approved a resignation provision for Directors, discussed in more detail above under “Resignation for Majority Withhold Vote,” that requires any Director in an uncontested election who receives a greater number of votes “withheld” than votes “for” to tender his or her resignation;

•	the Board determined that it would ask shareholders to ratify independent auditor selection annually, beginning with this Annual Meeting;

•	the Board adopted the new Standards of Business Conduct, as posted on the Company’s website;

•

the Board adopted new guidelines limiting the number of directorships for board members, which guidelines provide that non-management Directors should not serve on more than four public company boards in addition to the Company’s Board (current positions in excess of the limits may be maintained);

•

the Board adopted new guidelines requiring that when a Director’s principal occupation or business association changes substantially during his or her tenure, that Director will tender his or her resignation for consideration by the Board;

•

the Board expanded its Board membership criteria, as described above under “Director Qualification Standards”, and its description of the role of the Presiding Director, as discussed in more detail above under “Presiding Director”;

•	the Board changed the membership of its Audit Committee such that each current member is an “audit committee financial expert” as determined by the Board;

•

the Board adopted a Policy Regarding Shareholder Approval of Severance Agreements (attached to this proxy statement as Exhibit A) requiring the Company to obtain shareholder approval before (or if not practicable, to seek shareholder ratification after) entering into new severance agreements or modifying existing severance agreements with covered executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus;

•

beginning with the equity awards for the fiscal year ending June 30, 2007 (“fiscal 2007”), the Compensation Committee requires that all persons serving as executive officers of the Company on the grant date agree to hold the equivalent of the after-tax benefit of such award in Common Shares until the earlier of (a) the first anniversary of the exercise or vesting of the award, as applicable, or (b) termination of employment;

•	Directors are reimbursed by the Company for participation in certain director education programs; and

•	the Board formalized in its Corporate Governance Guidelines its existing practice of conducting individual Director evaluations.

As noted above, the full text of the Company’s Corporate Governance Guidelines, which include certain of these changes, is available on the Company’s website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate governance guidelines.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

inChord Communications, Inc.

In October 2003, the Company and inChord Communications, Inc. (“inChord”) entered into a joint marketing program (“RxPedite”) designed to promote a comprehensive package of product commercialization services to pharmaceutical manufacturers and provide a mechanism for the parties to share the joint costs of the RxPedite marketing effort. Blane Walter, brother of Mr. M. Walter and son of Mr. R. Walter, is the Chief Executive Officer and was, prior to the October 2005 acquisition of inChord by inVentiv Health, Inc. (“inVentiv”), the majority equity owner of inChord. Prior to the acquisition, Mr. M. Walter and his other brother each served as a director and owned minority equity interests in inChord. Effective June 30, 2006, RxPedite was terminated and dissolved by mutual agreement of the Company and inChord. During fiscal 2006, the Company’s share of co-marketing expenses incurred in connection with the RxPedite program was approximately $250,000. During fiscal 2006, the Company also paid inChord approximately $27,000 for marketing services rendered and out-of-pocket expenses incurred on behalf of the Company and its subsidiaries in the ordinary course of business.

BoundTree Medical Products, Inc.

Mr. M. Walter and his two brothers own a majority of BoundTree Medical Products, Inc. (“BMP”), a company engaged in the emergency medical supply business. Mr. M. Walter, son of Mr. R. Walter, is Chairman and Chief Executive Officer and a director of BMP. During fiscal 2006, BMP and its affiliates (i) purchased approximately $3,500,000 (which amount represents less than 5% of BMP’s consolidated gross revenues during such period) of product from the Company and its subsidiaries in the ordinary course of business, and (ii) sold products to the Company and its subsidiaries in the ordinary course of business totaling approximately $150,000.

SureScripts, LLC

In April 2005, Medicine Shoppe International, Inc., a wholly-owned subsidiary of the Company (“Medicine Shoppe”), on behalf of its franchised and owned pharmacies, became a Charter member of SureScripts, LLC (“SureScripts”). SureScripts was founded in 2001 by the National Association of Chain Drug Stores and the National Community Pharmacists Association to provide electronic exchange of prescription information. Other Charter members include chain and independent pharmacies. The sole voting rights of Charter members are to elect three of the seven directors. In addition, Charter members are entitled to specified distributions based upon the volume of certain SureScripts services consumed and to discounted services. Medicine Shoppe has approximately 11.5% of the voting rights of the SureScripts Charter members. In April 2005, Medicine Shoppe paid SureScripts membership dues in the amount of $969,300 based on a five-year membership period. These dues were less than 5% of the funding received by SureScripts from all members (Charter, Founding and Affiliate) through June 30, 2006. In addition, the Medicine Shoppe’s owned and franchised pharmacies are using the services of SureScripts and generated revenue for SureScripts from dues and fees of approximately $184,000 in calendar year 2005, which was less than 5% of its total revenue for 2005. The son-in-law of Mr. Conrades, a Director of the Company, is the Chief Executive Officer of SureScripts.

Employment of Family Members

The sister-in-law of Carole S. Watkins, the Company’s Chief Human Resources Officer, was employed as a senior vice president of the Company until March 3, 2006.

Advancement of Legal Fees

Pursuant to the Company’s Code of Regulations and certain indemnification agreements, the Company is obligated to advance legal fees under certain circumstances to current and former employees, including executive officers and Directors, subject to limitations of the Ohio Revised Code. As part of that obligation, the Company has advanced legal fees relating to the representation of its executive officers and Directors by counsel in connection with various securities and derivative actions against the Company and its Directors, and relating to the representation of certain of its Directors and officers by counsel in connection with the SEC investigation and related investigations described under “Item 3: Legal Proceedings” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, under the headings “Derivative Actions,” “Shareholder/ERISA Litigation against Cardinal Health” and “SEC Investigation and U.S. Attorney Inquiry,” respectively. The Company advanced a total of approximately $3.1 million relating to these matters during fiscal 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during fiscal 2006 and written representations regarding the same, except as set forth below, all officers and Directors of the Company timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during fiscal 2006, except for the following: (a) George L. Fotiades, the Company’s former President and Chief Operating Officer, was late in reporting the acquisition of an aggregate of 39 shares through the reinvestment of dividends; (b) Daniel J. Walsh, the Company’s Executive Vice President and Chief Ethics and Compliance Officer, was late in reporting his fiscal 2006 annual equity grant due to an administrative error by the Company; and (c) Carole S. Watkins, the Company’s Chief Human Resources Officer, was late in reporting a gift of 20 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares as of September 11, 2006 (unless otherwise indicated below) by: (a) the Company’s Directors; (b) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company’s current executive officers and Directors as a group. Except as otherwise described in the notes below, the listed beneficial owners have sole voting and investment power with respect to all Common Shares set forth opposite their names:

	Common Shares		Phantom Stock/ Restricted Share Units/SARs
Name of Beneficial Owner	Number Beneficially Owned	Percent of Class
FMR Corp. (1)	43,304,656	10.1%	—
Dodge & Cox (2)	38,913,433	9.1%	—
Capital Research and Management Company (3)	33,890,300	7.9%	—
Wellington Management Company, LLP (4)	26,913,153	6.3%	—
R. Kerry Clark (8)(9)(10)	0	*	110,600
George H. Conrades (5)(6)	30,702	*	2,792
Calvin Darden (5)(6)	3,883	*	948
John F. Finn (5)(6)(7)	66,610	*	5,958
George L. Fotiades (8)(9)(10)	597,454	*	25,739
Robert L. Gerbig (5)	98,948	*	—
John F. Havens (5)(6)	64,176	*	4,785
Jeffrey W. Henderson (8)(9)(10)	15,787	*	39,571
Ronald K. Labrum (8)(9)(10)	206,583	*	28,056
J. Michael Losh (5)(6)(11)	33,767	*	3,575
John B. McCoy (5)(6)(12)	115,334	*	4,889
Richard C. Notebaert (5)(6)	43,302	*	4,934
Michael D. O’Halleran (5)	35,513	*	—
David W. Raisbeck (5)(6)	24,638	*	3,493
David L. Schlotterbeck (8)(9)(10)	47,429	*	1,639
Jean G. Spaulding, M.D. (5)(6)	21,779	*	2,753
Matthew D. Walter (5)(13)	1,417,826	*	—
Robert D. Walter (8)(9)(10)(14)	6,172,252	1.5%	1,206,043
All Executive Officers and Directors as a Group (21 Persons) (15)	8,854,406	2.2%	1,543,214

*	Indicates beneficial ownership of less than 1% of the outstanding Common Shares.
(1)

Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 14, 2006 by FMR Corp. (“FMR”) and Edward C. Johnson, III. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported that, as of December 31, 2005, it had sole voting power with respect to 1,884,544 Common Shares and sole dispositive power with respect to all Common Shares shown in the table. The number of Common Shares held by FMR may have changed since the filing of the Schedule 13G/A.

(2)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 3, 2006 by Dodge & Cox. The address of Dodge & Cox is 555 California Street, San Francisco, California 94104. Dodge & Cox reported that, as of December 31, 2005, it had sole voting power with respect to 38,913,433 Common Shares, shared voting power with respect to all Common Shares shown in the table and sole dispositive power with respect to all Common Shares shown in the table. The number of Common Shares held by Dodge & Cox may have changed since the filing of the Schedule 13G/A.

(3)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 10, 2006 by Capital Research and Management Company. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company reported that, as of December 30, 2005, it had sole voting power with respect to 7,710,300 Common Shares and sole dispositive power with respect to all Common Shares shown in the table. The number of Common Shares held by Capital Research and Management Company may have changed since the filing of the Schedule 13G/A.

(4)

Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2006 by Wellington Management Company, LLP. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company, LLP reported that, as of December 30, 2005, it had shared voting power with respect to 11,592,225 Common Shares and shared dispositive power with respect to 26,913,153 Common Shares. The number of Common Shares held by Wellington Management Company, LLP may have changed since the filing of the Schedule 13G.

(5)

Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Mr. R. Walter and Mr. Clark, whose options are set forth in footnote (8) below) include (a) outstanding options to purchase Common Shares that are currently exercisable or will be exercisable within 60 days of September 11, 2006, as follows: Mr. Conrades—29,217 shares; Mr. Darden—3,398 shares; Mr. Finn—33,203 shares; Mr. Gerbig—33,203 shares; Mr. Havens—35,341 shares; Mr. Losh—24,663 shares; Mr. McCoy—33,203 shares; Mr. Notebaert—29,217 shares; Mr. O’Halleran—27,528 shares; Mr. Raisbeck—21,153 shares; Dr. Spaulding—21,144 shares; and Mr. M. Walter—21,144 shares; and (b) outstanding RSUs that will be settled in Common Shares within 60 days of September 11, 2006 as follows: 485 shares for each of Messrs. Conrades, Darden, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, O’Halleran, Raisbeck and M. Walter and Dr. Spaulding.

(6)

Phantom Stock/Restricted Share Units/SARs include Phantom Stock held under the Company’s Deferred Compensation Plan as of September 11, 2006, as follows: Mr. Conrades—2,792 shares; Mr. Darden—948 shares; Mr. Finn—5,958 shares; Mr. Havens—4,785 shares; Mr. Losh—3,575 shares; Mr. McCoy—4,889 shares; Mr. Notebaert—4,934 shares; Mr. Raisbeck—3,493 shares; and Dr. Spaulding—2,753 shares.

(7)	Includes 1,032 Common Shares held by Mr. Finn’s spouse.

(8)

Common Shares and the percent of class listed as being beneficially owned by the Company’s named executive officers include (a) outstanding options to purchase Common Shares that are currently exercisable or will be exercisable within 60 days of September 11, 2006, as follows: Mr. Clark—0 shares; Mr. Fotiades—542,915 shares; Mr. Henderson—15,000 shares; Mr. Labrum—189,867 shares; Mr. Schlotterbeck—0 shares; and Mr. R. Walter—2,420,672 shares; and (b) outstanding RSUs for 4,013 shares held by Mr. Labrum that will be settled in Common Shares within 60 days of September 11, 2006.

(9)

Phantom Stock/Restricted Share Units/SARs include (a) unvested RSUs and vested RSUs that will not be settled in Common Shares within 60 days of September 11, 2006, each as of September 11, 2006, as follows: Mr. Clark—110,600 shares; Mr. Fotiades—25,739 shares; Mr. Henderson—39,571 shares; Mr. Labrum—28,056 shares; Mr. Schlotterbeck—1,639 shares; and Mr. R. Walter—343,543 shares; and (b) a deferred payment stock appreciation right for 862,500 shares held by Mr. R. Walter that is currently exercisable.

(10)

Common Shares and the percent of class listed as being beneficially owned by the Company’s named executive officers include Common Shares in the Company’s Employee Stock Purchase Plan as of September 11, 2006, as follows: Mr. Clark—0 shares; Mr. Fotiades—0 shares; Mr. Henderson—787 shares; Mr. Labrum—2,816 shares; Mr. Schlotterbeck—702 shares; and Mr. R. Walter—3,183 shares.

(11)	Includes 1,500 Common Shares held in trust for the benefit of Mr. Losh’s daughters.

(12)

Includes 39,407 Common Shares held in trust for the benefit of Mr. McCoy, 6,436 Common Shares held in trust for the benefit of Mr. McCoy’s son and a total of 35,803 Common Shares held in two grantor retained annuity trusts of which Mr. McCoy is the trustee.

(13)

Includes 24,100 Common Shares held in trust for the benefit of Mr. M. Walter, 1,112,663 Common Shares beneficially owned by Mr. M. Walter through a limited liability company he controls, 34,502 Common Shares held in a trust in which Mr. M. Walter holds a one-third economic interest and of which he is a co-trustee, 41,661 Common Shares held in trusts for the benefit of Mr. M. Walter’s children, and 1,430 Common Shares held by Mr. M. Walter’s spouse.

(14)

Includes a total of 2,212,900 Common Shares held in four grantor retained annuity trusts of which Mr. R. Walter is the trustee, and 1,027,000 Common Shares beneficially owned by Mr. R. Walter through three limited liability companies in which Mr. R. Walter holds the controlling interest and is the sole manager.

(15)

Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include (a) outstanding options to purchase an aggregate of 3,308,323 Common Shares that are currently exercisable or will be exercisable within 60 days of September 11, 2006; and (b) outstanding RSUs for 18,299 shares that will be settled in Common Shares within 60 days of September 11, 2006. Such totals do not include any Common Shares beneficially owned by Mr. Fotiades, whose employment with the Company terminated on May 19, 2006.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

The Company’s executive compensation program is administered by the Human Resources and Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, which is responsible for reviewing all aspects of compensation for the Company’s executive officers. The Compensation Committee is currently comprised of the following independent directors: Messrs. Darden1, Gerbig2, Havens, McCoy and Notebaert and Dr. Spaulding, with Mr. McCoy serving as Chairman.

The Compensation Committee’s primary objective with respect to the Company’s executive compensation practices is to establish and maintain programs that attract, motivate and retain key executives and align their compensation with the Company’s overall business strategies, core values adopted by the Company as part of its performance culture (the “EPPIC Core Values”3) and the Company’s performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy that includes the following considerations:

•	A “pay-for-performance” orientation that differentiates compensation results based upon corporate, business unit and individual performance;

•	An appropriate mix of short-term and long-term compensation that facilitates retention of talented executives and encourages Company stock ownership;

•

An emphasis on long-term incentives as a significant component of total compensation to more closely align the interests of Company executives with the economic interests of the Company’s shareholders;

•

An emphasis on total compensation versus cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels to the extent individual performance and business results are superior and are aligned with the Company’s EPPIC Core Values; and

•

Recognition that as an executive’s level of responsibility increases, a greater portion of that executive’s total compensation opportunity should be “at risk” and based upon stock-based and other performance-based incentives.

The primary components of the Company’s executive compensation program for fiscal 2006 were (a) base salaries, (b) annual cash incentive opportunities and (c) long-term incentive opportunities in the form of stock options, restricted share units and a long-term incentive cash opportunity. The program does not include defined benefit retirement plans, but includes Company contributions in the Company’s 401(k) and Deferred Compensation Plans. The program is intended to enable the Company to meet the requirements of the highly competitive environment for executive talent in which the Company operates while ensuring that executive officers are compensated in a way that aligns with the Company’s pay-for-performance philosophy and that advances both the short- and long-term economic interests of shareholders.

The executive officers’ and CEO’s base salary, annual bonus target and award, and long-term incentives are reviewed by the Compensation Committee at least annually to ensure market competitiveness and to assure satisfaction of the Company’s objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk equity compensation. The Compensation Committee has retained and is advised directly by an executive compensation consulting firm in its review of executive officer compensation. In

[1]	Mr. Darden was appointed to serve on the Compensation Committee on November 2, 2005 when he joined the Board of Directors.
[2]	Mr. Gerbig was appointed to serve on the Compensation Committee on August 2, 2006.
[3]	“EPPIC” Core Values are Ethical, People-Driven, Performance-Driven, Innovative and Collaborative.

making its recommendations to the Compensation Committee, the consulting firm considered a comparator group of companies for the Company that was developed in 2004. The comparator group includes some, but not all, of the companies included in the Value Line Health Care Index utilized for the Shareholder Performance Graph set forth below. The comparator group currently consists of 37 companies that represent a broad spectrum of wholesale, retail and manufacturing companies that the consulting firm and the Compensation Committee believe to be a more representative measure of the size, scope, performance and complexity of the competitive market for executive talent than the Value Line Health Care Index.

In reviewing the compensation of the Company’s current and former CEO and other executive officers for fiscal 2006, the Compensation Committee considered multiple factors, including the Company’s earnings and earnings growth, the Company’s size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, foreign operations, individual business results and total shareholder return. The Compensation Committee also considered each executive officer’s individual performance (including demonstration of core leadership competencies and promotion of the Company’s EPPIC Core Values), retention and contribution toward positioning the Company for future success.

In April 2006, the Board selected R. Kerry Clark to be President and Chief Executive Officer of the Company and elected Robert D. Walter, who at that time was Chairman and Chief Executive Officer, to be Executive Chairman of the Board. The compensation arrangements for each of them are discussed below. In setting the compensation for Mr. Clark, the Compensation Committee considered, among other factors, Mr. Clark’s experience and skills, including his prior responsibilities as Vice Chairman of the Board-P&G Family Health and a director of The Procter & Gamble Company, his international and other experience in his 32 years at Procter & Gamble, his then-current compensation at Proctor & Gamble and incentive and other compensation he would forfeit by joining the Company, and recent compensation packages for new chief executive officers of other large public companies.

In setting compensation for Mr. R. Walter as Executive Chairman of the Board in April 2006, the Compensation Committee considered, among other factors, Mr. R. Walter’s three decades of unique experience and long-term performance as founder and Chief Executive Officer of the Company, his skills, and his new responsibilities as Executive Chairman of the Board. The Committee also considered Mr. R. Walter’s skills in strategic business development and entrepreneurial leadership as demonstrated through the Company’s 35 years of growth while Mr. R. Walter was Chief Executive Officer. In addition, the Committee recognized his important role in the transition of Mr. Clark as new Chief Executive Officer and the continuing transition of other new executive officers.

Base Salaries.    Base salaries for Company executives are generally subject to annual review and adjustment on the basis of the following: individual and Company performance; level of responsibility; market and competitive data; internal equity considerations; and terms of the executive’s employment agreement. Salary increases for fiscal 2006 for executive officers who were employed by the Company in fiscal 2006 ranged from approximately 0% to 6% over such officers’ fiscal 2005 salaries, except for those of Messrs. Labrum and Schlotterbeck, who received base salary increases of 18% and 25%, respectively, in connection with their assumption of broader responsibilities as Chairman and Chief Executive Officer of Healthcare Supply Chain Services and Chief Executive Officer of Pharmaceutical and Medical Products.

Annual Cash Incentives.    As part of the Company’s executive compensation program, Company executives are eligible to receive annual cash incentive awards pursuant to the Company’s annual cash incentive program. Targeted cash incentive amounts, which range from 65% to 160% of annual base salary for executive officers (excluding Mr. R. Walter’s target annual cash incentive prior to becoming Executive Chairman in April 2006), are designed to provide competitive incentive pay and reflect the Company’s pay-for-performance philosophy. These targets are reviewed periodically, but are generally not modified annually, and they may be subject to the terms of an executive’s employment agreement. Targeted cash incentive amounts generally represent a greater portion of an executive’s overall potential cash compensation as levels of responsibility and function increase.

Performance objectives intended to focus attention on achieving key goals are established for the Company, for each segment and for each business unit within each segment at the beginning of each fiscal year. In addition, individual performance objectives, which include both specific performance goals and other, more qualitative and developmental criteria, are established individually for each executive.

Certain of the executive officers’ bonuses are paid under the Company’s Management Incentive Plan (the “MIP”). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a “covered employee” in excess of $1 million per year. Messrs. Clark, R. Walter, Schlotterbeck, Henderson and Labrum were the Company’s covered employees for fiscal 2006. Under the terms of the MIP, and in accordance with Section 162(m), a maximum bonus potential level was set for each covered employee (other than Mr. Clark, whose annual cash incentive award for 2006 was guaranteed) if the performance goal established by the Compensation Committee was fully satisfied. The performance goal established by the Compensation Committee under the MIP for covered employees for fiscal 2006 was the achievement by the Company over a one-year performance period ending June 30, 2006 of a previously specified level of return on shareholders’ equity (determined in accordance with generally accepted accounting principles). This performance goal was fully satisfied for fiscal 2006.

The Compensation Committee also considered other factors in determining the amount of bonus paid to each executive officer for fiscal 2006, including, without limitation:

•

Other Company Performance Metrics—The Committee noted that the Company had diluted earnings per Common Share from continuing operations of $2.90, an increase of 14% from diluted earnings per Common Share from continuing operations for fiscal 2005. The Company’s performance for the fiscal year was in line with its internal performance goals for net operating profit after tax, excluding equity compensation expense and special items, impairment, nonrecurring and other items. The Company’s return on equity, excluding equity compensation and special items, was in line with its goal, and net cash provided by operating activities and stock repurchases were above the Company’s target. In addition, the Company’s total shareholder return for fiscal 2006 was 12%.

•

Results of the business unit or function—The Pharmaceutical Distribution and Provider Services and Medical Products and Services segments performed in line with their goals. The Pharmaceutical Technologies and Services segment performed well below its goal, and the Clinical Technologies and Services segment performed well above its goal.

•	Individual performance of the executive.

Long-Term Stock-Based Incentives.    The Compensation Committee approved significant changes to the Company’s approach to long-term stock-based incentives beginning with fiscal 2006. Consistent with market trends and investor expectations regarding shareholder dilution and in light of the expected impact of new equity award accounting rules, the Company significantly reduced the number of participants receiving equity through its equity compensation program in fiscal 2006. In addition, the Compensation Committee changed the annual equity grant to a mix of stock options and restricted shares or restricted share units from a grant solely of stock options in prior fiscal years. It also significantly reduced the use of stock options by delivering in most cases 70% of total grant value in stock options (vesting 25% annually over four years) and 30% in restricted shares or share units (vesting 33 1/3% annually over three years). Approximately 1,720 employees received grants of equity awards, utilizing approximately 5.2 million shares, in the fiscal 2006 annual grant as compared to approximately 5,280 employees receiving stock options, utilizing approximately 12.7 million shares, in the fiscal 2005 annual grant.

This annual equity grant program has been designed (and with the recent changes, continues to be designed) to provide Company managers, over a number of years, with multiple equity awards. The Committee believes stock options, restricted shares and restricted share units are performance-based, because they provide no realizable value to a recipient until the vesting requirements have been met and because they increase in value only as the trading price of the Company’s Common Shares increases. Vesting periods are intended to require long-term focus on Company performance for the executive to realize any value from the exercise of stock options. Stock option awards also are granted with an exercise price equal to the market price for Common Shares on the date of the grant, and provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, the Company’s performance needs to be at a level that, in comparison to the industry and the overall stock market, continues to drive increased stock price performance and shareholder value over a multi-year period.

Individual equity awards historically have been determined by the Compensation Committee based on a manager’s current performance, potential for future contribution and responsibility, market competitiveness (based on data provided by the Committee’s executive compensation consulting firm) and salary multiples designed to increase the portion of the total compensation opportunity represented by stock-based incentives as a manager’s level of responsibility increases. Because a primary purpose of granting equity awards has been to encourage positive future performance, when granting them in fiscal 2006, the Compensation Committee did not consider the equity awards granted to an individual in previous years or the amount of stock then owned by the executive. In order to protect the interests of the Company, the Company’s current standard equity award agreements contain provisions providing for forfeiture of the award or value received in the event the holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee has historically placed a relatively heavy emphasis on stock-based incentives, consistent with its philosophy that these incentives more closely align the interests of Company managers with the long-term interests of shareholders.

Long-Term Incentive Cash Program for Fiscal Years 2006-2008.    In August 2005, the Compensation Committee recommended and the Board approved, under the 2005 Long-Term Incentive Plan, a long-term incentive cash program covering the period from July 1, 2005 through June 30, 2008. Board approval of the program was subject to shareholder approval of the 2005 Long-Term Incentive Plan, which was obtained in November 2005.

The primary objective of this long-term cash incentive program is to build additional momentum and focus on attaining the goals of the Company’s One Cardinal Health strategy and accelerating earnings growth. Any payout as a result of meeting the internal performance goals established for the 3-year performance period will reward management for attaining aggressive compound growth in annual net operating profit after tax. This performance goal is set at levels above the net operating profit after tax goal in the current annual cash incentive plan, and is expected to remain above the annual goal during each year of the 3-year performance period. Awards to certain executives under the program also must satisfy performance criteria related to the achievement over the three-year performance period of a specified average level of the Company’s annual return on equity. Measurement of performance under the program will include the cost of the long-term cash incentive, making the program essentially self-funded.

All of the Company’s executive officers (other than Mr. R. Walter) and certain managers participate in the program. Participants are eligible to earn up to 200% of their target annual incentive compensation over the three-year period of the plan. At this time, the Compensation Committee has not established a program for additional three-year periods and has no plans to do so.

Compensation of Current Chief Executive Officer.    In connection with the appointment of Mr. Clark as President and Chief Executive Officer, the Company and Mr. Clark entered into an Employment Agreement (the “Clark Employment Agreement”). The Clark Employment Agreement has an employment term from April 17, 2006 through June 30, 2009 and provides generally for annualized salary, target incentive and equity compensation of not less than:

•	annual base salary of not less than $1,400,000;

•	target annual cash incentive of 160% of his annual base salary;

•	annual equity incentive grants with an expected value on the grant date of 600% of his annual salary; and

•	target cash incentive equal to his actual annual cash incentive for each year in the Long-Term Incentive Cash Program for Fiscal Years 2006 – 2008.

The structure of Mr. Clark’s annual compensation program is heavily weighted toward performance-contingent compensation. Approximately 10% of his total compensation is base salary, and the remaining 90% of his annualized compensation depends on performance.

As provided by the Clark Employment Agreement, the Compensation Committee approved the payment of $460,274 for his pro-rated target annual incentive for the period from April 17, 2006 to June 30, 2006. Mr. Clark is entitled to a minimum annual cash incentive of $1,120,000 for fiscal 2007.

On April 17, 2006, the Compensation Committee awarded Mr. Clark an initial grant of 110,600 restricted share units (vesting equally over three years) and an option to purchase 665,000 Common Shares at an exercise price of $70.00 per share (vesting equally over four years and expiring on April 17, 2013). Approximately 45,000 restricted share units and 270,000 Common Shares subject to options relate to his annual equity incentive grant for the 15-month period from April 2006 until the fiscal 2008 equity grant expected in August 2007. The remaining grants are one-time awards related to his hiring. In addition to providing Mr. Clark an immediate ownership stake in the Company, the one-time award also replaces a significant portion of equity and other compensation forfeited upon his termination of employment from Procter & Gamble. In determining the size and make-up of this one-time award, the Compensation Committee considered, among other things, the Company’s executive pay philosophy and principles for determining equity grants, hiring packages recently provided to new chief executive officers of major U.S. publicly-traded companies, the total compensation package being offered to Mr. Clark and advice from the Committee’s outside executive compensation consulting firm, including its estimate of the value of compensation being forfeited to Proctor & Gamble by Mr. Clark. The Compensation Committee’s determination was that the one-time award was reasonable and appropriate in light of all of these considerations.

The Compensation Committee determined to use $70.00 per share as the fair market value and exercise price for the stock option issued to Mr. Clark. It was the closing price on Thursday, April 13, 2006, the last trading day before the Compensation Committee meeting at which the Committee approved the grant of the options. The Compensation Committee met before the market opened on April 17, 2006. The closing market price of the Company’s Common Shares on April 17, 2006 was $69.85 per share.

Mr. Clark also will receive other benefits and perquisites on a basis that is commensurate with his position as the Company’s Chief Executive Officer, including personal use of corporate aircraft and a temporary housing allowance. If (i) Mr. Clark terminates his own employment for good reason, or (ii) the Company terminates Mr. Clark’s employment other than for cause, death or disability, Mr. Clark will receive his salary and target bonus through June 30, 2009, but no less than 1.5 times his annual salary and target bonus (payable over 24 months) and immediate vesting of his initial stock option and restricted share unit grants and the ability to exercise all vested stock options until the end of their terms. See “Employment Agreements and Other Arrangements” below.

Compensation of Executive Chairman and Former Chief Executive Officer.    On April 17, 2006, the Company appointed Mr. R. Walter, who until that date had been serving as the Company’s Chief Executive Officer, as the Executive Chairman of the Board of the Company. In connection with that appointment, the Company and Mr. R. Walter entered into the Second Amended and Restated Employment Agreement (the “Walter Employment Agreement”). This Agreement replaces the First Amended and Restated Employment Agreement, dated February 1, 2004 (the “Prior Walter Agreement”), which governed Mr. R. Walter’s compensation for the portion of fiscal 2006 during which he served as Chief Executive Officer. The Prior Walter Agreement provided for an annual base salary of not less than $1,000,000, eligibility for an annual cash bonus target of at least 250% of his annual base salary and an annual stock option award with a value of no less than 3,000% of annual base salary in terms of dollars at work. See “Employment Agreements and Other Arrangements” below.

The Walter Employment Agreement provides that Mr. R. Walter, in his role as Executive Chairman of the Board, will receive annualized salary, target incentive and equity compensation of not less than:

•	an annual base salary of $900,000;

•	a target annual cash incentive of 150% of his annual base salary; and

•	annual stock incentive grants with an expected value on the grant date of 700% of his annual base salary in each of fiscal 2007 and fiscal 2008.

Mr. R. Walter is not eligible to participate in the long-term incentive cash program. The Walter Employment Agreement also requires that Mr. R. Walter provide certain consulting services to the Company for five years after he ceases to be Executive Chairman of the Board and that the Company pay him $1 million per year as compensation, which will be the only compensation he is entitled to receive from the Company for such services.

The Walter Employment Agreement provides for a blended target cash incentive award amount for fiscal 2006 based on targets of: (a) 300% of his higher annual base salary from July 1, 2005 to April 17, 2006; and (b) 150% of his new annual base salary from April 17, 2006 to June 30, 2006. The Compensation Committee awarded Mr. R. Walter an annual cash incentive of 100% of the target award amount (or $2,911,527) for fiscal 2006. In determining Mr. R. Walter’s actual cash incentive award for fiscal 2006, the Compensation Committee reviewed the Company’s achievement of the performance goal established under the MIP and overall financial results for fiscal 2006 as set forth above and noted the performance of Mr. Walter in the hiring of and initial transition of Mr. Clark as the new Chief Executive Officer for the Company, as well as the recent hiring and on-boarding of new Chief Financial, Chief Ethics and Compliance, and Chief Legal Officers.

In September 2005, the Compensation Committee granted Mr. R. Walter an option to purchase 379,759 Common Shares with an exercise price of $58.88 per share (the closing market price on the date of grant) and 54,251 restricted share units. These grants constituted his fiscal 2006 annual equity grant made to Company executives under the Company’s Amended and Restated Equity Incentive Plan, as amended (the “Equity Incentive Plan”), and in satisfaction of the Company’s contractual obligation to Mr. R. Walter under the Prior Walter Agreement. The stock option vests 25% annually over four years and has a term of seven years and the restricted share units vest 33 1/3% annually over three years. The agreements for these awards granted to Mr. R. Walter during the fiscal year also contain provisions for forfeiture of the award or value received in the event that Mr. R. Walter engages in certain behavior in competition with or contrary to the interests of the Company.

In its 2004 and 2005 Proxy Statements, the Company disclosed that it had discovered in 2004 that a portion of an option to purchase 1,425,000 Common Shares (giving effect to stock splits occurring after the date of grant) that had been granted in November 1999 to Mr. R. Walter was in excess of that permitted to be granted to a single individual during any fiscal year under the Equity Incentive Plan. The maximum number of Common Shares as to which option awards could be granted pursuant to the terms of the Equity Incentive Plan was 562,500 Common Shares (although the Company would have been permitted at the time to make a larger grant outside of the Equity Incentive Plan). Prior to the Company’s 2004 discovery of this administrative error, neither the Company nor Mr. R. Walter was aware that the November 1999 option exceeded the plan limitation.

To satisfy the original intent and understanding of the Company with respect to the 1999 option award and to remedy the error described above, after consulting with its outside executive compensation consulting firm, on August 2, 2005, the Compensation Committee approved a grant to Mr. R. Walter, in lieu of the portion of the

1999 option award in excess of the share limitation and in full satisfaction of any claims with respect to such portion, of a deferred payment stock appreciation right (the “SAR”) with respect to 862,500 Common Shares. Upon exercise of the SAR, Mr. R. Walter will become entitled to receive cash in an amount equal to the fair market value per underlying Common Share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of Common Shares as to which the SAR is being exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. R. Walter’s termination of employment). In order to comply with Section 409A of the Code and to avoid potential loss to the Company of a tax deduction under Section 162(m) of the Code, any payment due to Mr. R. Walter will be deferred until six months following his termination of employment, and will be credited with interest at the prime rate from the date of exercise until the payment date.

Retirement Plans.    The Company generally expects executives to plan for and fund their own retirement. It maintains a 401(k) Savings Plan and a Deferred Compensation Plan that permit certain management employees of the Company to defer a limited portion of salary and bonus into any of several investment alternatives. In addition, the Company may, in its discretion, make additional matching or fixed contributions to the deferred balances of employees, including participating executives. Matching contributions made with respect to the Company’s most-highly compensated executive officers are set forth in footnote (3) to the Summary Compensation Table on page 23 of this Proxy Statement. The Company does not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for its executive officers.

Other Benefits and Perquisites.    The Company’s executive compensation program also includes other benefits and perquisites. Perquisites for the Company’s most senior executives include an executive relocation program and the personal use of Company-owned aircraft. These benefits include, in some cases, reimbursement for income taxes on taxable benefits. Executive officers are also covered under the Company’s directors’ and officers’ liability insurance policy and have entered into indemnification agreements with the Company.

For security reasons, the Company’s Board-approved policy has required Mr. R. Walter, the former Chairman and Chief Executive Officer, to use Company aircraft for personal travel. In addition, the Company reimbursed him for taxes on income imputed to him based on this personal usage of aircraft. In June 2006, the Compensation Committee revised its policy on personal usage of Company aircraft. Both the Chief Executive Officer and the Executive Chairman of the Board and their immediate families, when they accompany the officer on business or personal flights, may use the corporate aircraft. The Company will reimburse the officer for taxes imputed based on usage by the officer, but not by family members.

For more detailed information regarding benefits and perquisites provided to the Company’s executive officers, see the section of this Proxy Statement entitled “Executive Compensation—Summary Compensation Table.”

Policy Regarding Shareholder Approval of Severance Agreements.    In August 2006, the Company’s Board of Directors adopted a policy requiring the Company to obtain shareholder approval before entering into severance agreements with covered executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into a severance agreement covered by this policy. The policy covers new severance agreements entered into after the effective date of the policy and existing severance agreements if severance benefits are materially modified after the effective date.

Guidelines for Share Ownership.    In an effort to directly link executive officers’ and Directors’ financial interests with those of shareholders, the Compensation Committee has implemented Guidelines for Share Ownership for executive officers and non-management Directors. The guidelines specify a dollar value of shares that executive officers and non-management Directors must accumulate and hold by the later of (i) three years after joining the Company or the Board, or (ii) July 2006. The specific share requirements for executive officers are based on a multiple of base salary ranging from three to five times base salary, with the higher multiples applicable to the Company’s executive officers having the greater level of responsibility. The specific share requirement for each non-management Director is four times his or her annual cash retainer. The Company has determined that, as of June 30, 2006, all named executives and non-management directors were in compliance with the Guidelines for Share Ownership.

Holding Periods for Equity Awards of Executives.    Beginning with the fiscal 2007 equity awards (granted on August 15, 2006), all executive officers of the Company on the grant date must hold (a) in the case of stock options, his or her after-tax net profit in Common Shares until the earlier of (i) the first anniversary of the option exercise or (ii) termination of employment and (b) in the case of restricted share units, the after-tax Common Shares received at settlement until the earlier of (i) the first anniversary of vesting or (ii) termination of employment.

Impact of Internal Revenue Code Section 162(m).    As discussed above, Section 162(m) of the Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of $1 million per year. It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) on the deductibility of the Company’s compensation expense. The Compensation Committee reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. In fiscal 2006, only Mr. R. Walter received compensation that was non-deductible.

Submitted by the Human Resources and Compensation Committee of the Board.

John B. McCoy, Chairman

Calvin Darden

John F. Havens

Robert L. Gerbig

Richard C. Notebaert

Jean G. Spaulding

Executive Compensation Tables

The following information is set forth with respect to the persons serving as the Company’s Chief Executive Officer during fiscal 2006, each of the Company’s four other most highly compensated executive officers at June 30, 2006 and an additional executive officer who would have been among the most highly compensated executive officers if he had continued to serve in such position at June 30, 2006.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards				All Other Compensation ($)(3)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)		Securities Underlying Options/ SARs (#)
R. Kerry Clark President and Chief Executive Officer (5)	2006	$296,154	$460,274		$81,998	$7,725,410	(4)	665,000	(4)	$17,189

Robert D. Walter Executive Chairman of the Board and Former Chief Executive Officer (7)	2006	$1,065,116	$2,911,527		$470,250	$3,194,299		1,242,259	(6)	$102,223
	2005	$1,066,578	$1,585,851		$263,302	—		704,983		$32,132
	2004	$1,037,500	—		$178,265	—		507,086		$12,349

David L. Schlotterbeck Chief Executive Officer—Pharmaceutical and Medical Products (8)	2006	$578,692	$778,118		—	—		—	(8)	$2,343,922
	2005	$560,000	$539,269		—	—		244,621	(8)	$22,200

Jeffrey W. Henderson Chief Financial Officer (9)	2006	$552,115	$742,500		$50,586	—	(9)	—	(9)	$50,756
	2005	$114,231	$323,306	(9)	$33,971	$1,137,990	(9)	108,077	(9)	$4,492

Ronald K. Labrum Chairman and Chief Executive Officer—Healthcare Supply Chain Services (10)	2006	$632,500	$671,710		$23,395	$1,460,092		168,576		$2,851,708
	2005	$545,019	$392,861		—	$308,070		105,000		$30,305
	2004	$490,387	—		—	$306,900		85,280		$7,321

George L. Fotiades Former President and Chief Operating Officer (11)	2006	$701,885	$400,000		$168,466	—		—		$3,876,433
	2005	$751,149	$683,839		$162,323	—		—		$36,132
	2004	$627,710	—		$90,617	—		225,000		$11,278

(1)

With respect to amounts for the fiscal year ended June 30, 2005 (“fiscal 2005”) and the fiscal year ended June 30, 2004 (“fiscal 2004”), “—” indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed $50,000, and the executive had no other compensation reportable under this category.

Amounts shown for fiscal 2006 include (a) the incremental cost to the Company relating to personal use by the executive of corporate aircraft; (b) amounts paid by the Company for relocation; (c) amounts paid by the Company for legal services for the executive officer’s benefit; and (d) the related tax reimbursements due to income attributed to the executive officer arising out of such benefits, as follows:

Name	Personal Use of Aircraft	Relocation Expenses	Legal Services	Aggregate Amount of Related Tax Reimbursements
R. Kerry Clark	—	$12,615	$34,488	$34,895
Robert D. Walter	$198,283	—	$129,141	$142,826
Jeffrey W. Henderson	—	$39,440	—	$11,146
Ronald K. Labrum	$22,998	—	—	$397
George L. Fotiades	$154,786	—	—	$13,680

Amounts shown for fiscal 2005 include, among other things, (a) the incremental cost to the Company relating to personal use by the executive of corporate aircraft; and (b) related tax reimbursements due to income attributed to the executive officer arising out of such benefit, as follows:

Name	Personal Use of Aircraft		Aggregate Amount of Related Tax Reimbursements
Robert D. Walter	$175,010	(a)	$34,895
Jeffrey W. Henderson	$29,052		$4,919
George L. Fotiades	$82,316	(a)	$12,714

(a)	Messrs. Walter’s and Fotiades’ fiscal 2005 personal use of aircraft were reported in last year’s Proxy Statement as $151,069 and $139,963, respectively, due to administrative error.

Amounts shown for fiscal 2004 include, among other things, (a) the incremental cost to the Company relating to personal use by the executive of corporate aircraft; (b) the incremental cost to the Company relating to an automobile allowance; and (c) the related tax reimbursements, due to income attributed to the executive officer arising out of such benefits, as follows:

Name	Personal Use of Aircraft	Automobile Allowance	Aggregate Amount of Related Tax Reimbursements
Robert D. Walter	$124,514	—	$53,751
George L. Fotiades	$43,085	$24,752	$2,612

The Company owns and operates its own aircraft to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is calculated based on variable operating cost, which includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because these expenses are incurred by the Company regardless of the personal use of the corporate aircraft by the executives.

Mr. R. Walter was required by the Company to use corporate aircraft for all air travel through fiscal 2006. Mr. Henderson’s personal use of corporate aircraft primarily relates to relocation and commuting from his residence in Toronto, Ontario, Canada to the Company’s corporate offices in Dublin, Ohio after his hiring as Executive Vice President and Chief Financial Officer in April 2005. Mr. Fotiades’ personal use of corporate aircraft primarily relates to relocation and commuting from his residence in New Jersey to the Company’s corporate offices in Dublin, Ohio after his promotion to President and Chief Operating Officer in February 2004.

(2)

Awards are RSUs valued as of the grant date by multiplying the closing price of the Common Shares on the New York Stock Exchange on that date times the number of RSUs awarded. Dividend equivalents are paid in cash on vested and unvested RSUs until settlement.

The RSUs awarded in fiscal 2006 vest in three equal annual installments beginning on the first anniversary of the grant date. The RSUs awarded to Mr. Henderson in fiscal 2005 consist of the following two awards: (a) 9,000 RSUs, which vest ratably over three years; and (b) 12,000 RSUs, which vest on the third anniversary of the grant date. The RSUs awarded to Mr. Labrum in fiscal 2005 were scheduled to vest on August 6, 2007, and the RSUs awarded in fiscal 2004 were scheduled to vest on November 17, 2006.

Aggregate RSU holdings and values on June 30, 2006 (calculated by multiplying the closing price of the Common Shares on the New York Stock Exchange on that date times the number of RSUs held) for the named executive officers are as follows: Mr. Clark—110,600 unvested shares, $7,114,898 and 0 vested shares, $0; Mr. R. Walter—54,251 unvested shares, $3,489,967 and 260,802 vested shares, $16,777,393; Mr. Schlotterbeck—0 unvested shares, $0 and 0 vested shares, $0; Mr. Henderson—18,000 unvested shares, $1,157,940 and 2,938 vested shares, $189,002; Mr. Labrum—36,082 unvested shares, $2,321,155 and 0 vested shares, $0; and Mr. Fotiades—0 unvested shares, $0 and 25,739 vested shares, $1,655,790. Mr. Labrum has forfeited ownership of 28,056 unvested RSUs due to the termination of his employment by the Company prior to the applicable vesting date.

(3)

Amounts shown for fiscal 2006 include (a) Company contributions to the executive’s account under each of the Company’s 401(k) Savings Plan and Deferred Compensation Plan, respectively, as follows: Mr. Clark—$12,712 and $4,477; Mr. R. Walter—$19,174 and $10,000; Mr. Schlotterbeck—$19,053 and $4,869; Mr. Henderson—$29,159 and $16,558; Mr. Labrum—$19,174 and $13,312; and Mr. Fotiades—$19,174 and $10,000; (b) dividend equivalents paid on RSUs on a quarterly basis during fiscal 2006 as follows: Mr. R. Walter—$73,049; Mr. Henderson—$5,040; Mr. Labrum—$7,215; and Mr. Fotiades—$6,252; (c) a retention bonus of $2,320,000 earned by Mr. Schlotterbeck during fiscal 2006; and (d) accrued severance and related payments as follows: Mr. Labrum: $2,812,008 (which includes interest) to be paid by the Company to Mr. Labrum in the form of 18 payments during fiscal years 2007 through 2009; and Mr. Fotiades –$3,841,007 (which includes interest) to be paid by the Company to Mr. Fotiades in the form of 18 payments during fiscal years 2007 and 2008, and $27,346 paid at the time of his departure for unused paid time off.

The retention bonus was earned by Mr. Schlotterbeck under his retention agreement (described in more detail below under “Employment Agreements and Other Arrangements—Schlotterbeck Agreement”), which entitles him to an amount equal to the sum of (i) 200% of his annual base salary for fiscal 2006, and (ii) 200% of his target bonus for fiscal 2006. The retention bonus will be paid (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) as soon as practicable following the first to occur of (x) Mr. Schlotterbeck’s death, or (y) within 15 days following the first date after June 30, 2008 on which Mr. Schlotterbeck could be paid the retention bonus without the Company being subject to the limitations on deductibility imposed by Section 162(m) of the Code.

Severance amounts are payable to Messrs. Labrum and Fotiades pursuant to the terms of their employment agreements with the Company, discussed in more detail below under “Employment Agreements and Other Arrangements—Labrum Letter Agreement” and “—Fotiades Separation Agreement.” Pursuant to such agreements: (a) Mr. Labrum’s severance represents two times the sum of his annual base salary plus his annual target bonus; and (b) Mr. Fotiades severance represents two times the sum of his annual base salary plus his annual target bonus.

(4)

Mr. Clark received an initial grant of 110,600 RSUs (vesting equally over three years) and an option to purchase 665,000 Common Shares at an exercise price of $70.00 per share (vesting equally over four years and expiring on April 17, 2013). Approximately 45,000 RSUs and 270,000 Common Shares subject to the stock option relate to his annual equity incentive grant for the 15-month period from April 2006 until the equity grant for the fiscal year ending June 30, 2008 (“fiscal 2008”) expected in August 2007. The remaining grants are one-time awards related to his hiring. In addition to providing Mr. Clark an immediate ownership stake in the Company, the one-time award also replaces a significant portion of equity and other compensation forfeited upon termination of his employment with Procter & Gamble.

(5)	Mr. Clark became an executive officer of the Company on April 17, 2006.

(6)

In fiscal 2006, Mr. R. Walter received an option to purchase 379,759 Common Shares and a SAR with respect to 862,500 Common Shares. As the Company disclosed in its 2005 Proxy Statement, the SAR was granted to Mr. R. Walter as a result of the Company’s discovery that a portion of an option to purchase 1,425,000 Common Shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the Equity Incentive Plan. In order to satisfy the original intent and understanding of the Company with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. R. Walter and the Company entered into an agreement on August 3, 2005 setting forth the terms of the SAR. The SAR grant was not intended or made as additional compensation to Mr. R. Walter in fiscal 2006; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. R. Walter’s agreement that the portion of the 1999 option relating to the 862,500 Common Shares in excess of the share limitation would be cancelled. Upon exercise of the SAR, Mr. R. Walter will become entitled to receive cash in an amount equal to the fair market value per underlying Common Share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of Common Shares as to which the SAR is being exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. R. Walter’s termination of employment).

(7)	Mr. Walter became the Executive Chairman of the Board and ceased serving as the Company’s Chief Executive Officer on April 17, 2006.

(8)

Mr. Schlotterbeck became an executive officer of the Company on August 31, 2004. Mr. Schlotterbeck’s equity grant in fiscal 2005 was in lieu of his expected grants in fiscal 2005, 2006 and 2007 with respect to his then-current position.

(9)

Mr. Henderson became an executive officer of the Company on April 13, 2005. Mr. Henderson’s bonus amount for fiscal 2005 includes a sign-on bonus of $162,570 and a lump sum payment related to certain repatriation costs of $49,229. Mr. Henderson’s equity awards in fiscal 2005 were for the period from April 2005 through fiscal 2006.

(10)	Mr. Labrum ceased serving as an executive officer of the Company on July 31, 2006 and left the Company on September 22, 2006.

(11)	Mr. Fotiades ceased serving as an executive officer of the Company on April 17, 2006 and left the Company on May 19, 2006.

Option/SAR Grants in Last Fiscal Year (1)

	Individual Grants
	Number of Securities Underlying Options/ SARs Granted (#)(1)		Percent of Total Options/ SARs Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)(3)		Expiration Date		Grant Date Present Value
R. Kerry Clark	665,000	(4)	10.5%	$70.00		4/17/2013		$15,906,800	(5)
Robert D. Walter	379,759		6.0%	$58.88		9/2/2012		$7,769,869	(5)
	862,500	(6)	13.6%	$31.17	(6)	11/15/2009	(6)	$27,153,829	(6)
David L. Schlotterbeck	—		—	—		—		—
Jeffrey W. Henderson	—		—	—		—		—
Ronald K. Labrum	84,288	(7)	1.3%	$58.88		9/2/2012		$1,523,084	(5)
	84,288	(7)	1.3%	$62.38		9/15/2012		$1,633,501	(5)
George L. Fotiades	—		—	—		—		—

(1)

Unless otherwise noted, all grants (i) are nonqualified stock options granted during the fiscal year, (ii) are granted either under the Company’s 2005 Long-Term Incentive Plan, as amended (the “Long-Term Incentive Plan”), (in the case of Mr. Clark) or the Equity Incentive Plan (in the cases of Messrs. Walter and

Labrum), (iii) are exercisable in equal amounts over four years, and (iv) have a term of seven years. As described in more detail below under “Employment Agreements and Other Arrangements—Clark Employment Agreement,” “—Walter Employment Agreement,” “—Equity Incentive Plan” and “—Long Term Incentive Plan,” in connection with certain termination and change in control events, the vesting of such options will be accelerated and/or the right of the executive officer to exercise such options will continue for an extended period following termination of employment.

(2)

Based on an aggregate of 6,339,211 Common Shares subject to options and SARs granted to all employees during fiscal 2006 under the Company’s Long-Term Incentive Plan, Equity Incentive Plan, the Broadly-Based Equity Incentive Plan, as amended, and otherwise.

(3)

The grant date of Mr. Clark’s option was April 17, 2006 (the date he was appointed as the Company’s President and Chief Executive Officer) and the closing market price per Common Share on such date was $69.85. The exercise price of $70.00 was chosen for such award because it was granted to Mr. Clark before the market opened on April 17, 2006. Therefore, the exercise price was the closing market price on April 13, 2006, the last trading date prior to the date of grant. The grant date of Mr. Walter’s option and one of Mr. Labrum’s options was September 2, 2005 and the closing market price per Common Share on such date was $58.88. The grant date of Mr. Labrum’s second option was September 15, 2005 and the closing market price per Common Share on such date was $62.38. As discussed in more detail under footnote (6) below, the grant date of Mr. Walter’s SAR was August 3, 2005 and the closing market price per Common Share on such date was $59.46. The exercise price of Mr. Walter’s SAR was determined based on the exercise price of the option that was cancelled and replaced by the SAR, rather than the closing market price on the grant date. These grant dates were determined by the Compensation Committee or the Board of Directors.

(4)

Mr. Clark received an initial grant of 110,600 RSUs (vesting ratably over three years) and an option to purchase 665,000 Common Shares at an exercise price of $70.00 per share (vesting ratably over four years and expiring on April 17, 2013). Approximately 45,000 RSUs and 270,000 Common Shares subject to the stock option relate to his annual equity incentive grant for the 15-month period from April 2006 until the fiscal 2008 equity grant expected in August 2007. The remaining grants are one-time awards related to his hiring. In addition to providing Mr. Clark an immediate ownership stake in the Company, the one-time award also replaces a significant portion of equity and other compensation forfeited upon termination of his employment with Procter & Gamble.

(5)

The Company utilizes a lattice valuation model to provide a grant date present value of stock option grants. The lattice valuation model incorporates ranges of assumptions. The following ranges of assumptions were used during fiscal 2006 with respect to the option grants set forth in the table: expected option life 6.0 to 7.0 years; dividend yield 0.34% to 0.41%; risk-free interest rate 3.9% to 5.0%; and expected volatility 20.9% to 27.0%.

(6)

As the Company disclosed in its 2005 Proxy Statement, in fiscal 2006, Mr. R. Walter received a SAR with respect to 862,500 Common Shares. The SAR was granted to Mr. R. Walter as a result of the Company’s discovery that a portion of an option to purchase 1,425,000 Common Shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the Equity Incentive Plan. In order to satisfy the original intent and understanding of the Company with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. R. Walter and the Company entered into an agreement on August 3, 2005 setting forth the terms of the SAR. The SAR grant was not intended or made as additional compensation to Mr. R. Walter in fiscal 2006; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. R. Walter’s agreement that the portion of the 1999 option relating to the 862,500 Common Shares in excess of the share limitation would be cancelled. Upon exercise of the SAR, Mr. R. Walter will become entitled to receive cash in an amount equal to the fair market value per underlying Common Share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of Common Shares as to which the SAR is being exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. R. Walter’s termination of employment).

The Company utilized the Black-Scholes pricing model to provide a grant date present value of the SAR. The Black-Scholes model incorporates a number of assumptions. The following assumptions were used during fiscal 2006 with respect to the grant date present value of the SAR: expected option life: 4.3 years; dividend yield: 0.41%; risk-free interest rate: 4.0%; and expected volatility: 26.9%.

(7)	Mr. Labrum forfeited his right to 126,432 Common Shares subject to such options that were unvested as of his departure from the Company on September 22, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)		Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)				Value of Unexercised In-the-Money Options/SARs at FY-End ($)(2)
				Exercisable		Unexercisable		Exercisable	Unexercisable
R. Kerry Clark	—		—	0		665,000	(3)	—	—
Robert D. Walter	89,207	(4)	$3,993,797	3,188,233		1,591,828	(3)	$61,422,832	$17,792,147
David L. Schlotterbeck	—		—	0		244,621	(3)	—	$4,936,452
Jeffrey W. Henderson	—		—	15,000		93,077	(3)	$152,100	$943,801
Ronald K. Labrum	104,364		$5,172,420	147,723		358,856	(5)	$316,144	$2,994,207
George L. Fotiades	56,250		$1,330,706	603,445	(6)	—		$49,500	—

(1)	Value calculated as the amount by which the fair market value of the underlying Common Shares on the date of exercise exceeds the option exercise price before payment of any taxes.

(2)	Value calculated as the amount by which the market value of the underlying Common Shares, based upon the closing price per Common Share of $64.33 on June 30, 2006, exceeds the option exercise price.

(3)

As described in more detail below under “Employment Agreements and Other Arrangements —Clark Employment Agreement,” “—Walter Employment Agreement,” “—Henderson Agreement,” “—Equity Incentive Plan” and “—Long Term Incentive Plan,” in connection with certain termination and change in control events, the vesting of such options will be accelerated and/or the right of the executive officer to exercise such options will continue for an extended period following termination of employment.

(4)	Mr. R. Walter exercised such option because it was scheduled to expire on March 4, 2006.

(5)	Mr. Labrum forfeited his right to options to purchase an aggregate of 316,712 Common Shares upon his departure from the Company on September 22, 2006.

(6)

Mr. Fotiades’ unvested option to purchase 225,000 Common Shares vested and became fully exercisable as of May 18, 2006 in connection with his departure from the Company, as described in more detail below under “Employment Agreements and Other Arrangements—Fotiades Separation Agreement.”

Long-Term Incentive Plans—Awards

In Last Fiscal Year

This table provides information concerning award opportunities made under the Company’s Long-Term Incentive Cash Program for Fiscal Years 2006 – 2008 (the “2006 – 2008 Cash Program”) during fiscal 2006 for the three-year performance period beginning July 1, 2005 and ending June 30, 2008. The primary objective of 2006 – 2008 Cash Program is to build additional momentum and focus on attaining the goals of the Company’s One Cardinal Health strategy and accelerating earnings growth. Any payout as a result of meeting the internal performance goals established for the three-year performance period will reward management for attaining aggressive compound growth in annual net operating profit after tax. This performance goal is set at levels above the net operating profit after tax goal in the current annual cash incentive plan, and is expected to remain above the annual goal during each year of the three-year performance period. Awards to certain executives under the 2006-2008 Cash Program also must, as a condition of payment, satisfy performance criteria related to the achievement over the three-year performance period of a specified average level of the Company’s annual return on equity. At this time, the Compensation Committee has not established a program for additional three-year periods and has no plans to do so.

A discussion of the 2006-2008 Cash Program is also included on page 37 of this proxy statement.

Name	Number of Shares, Units or Other Rights(# of dollars)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)(1)		Maximum ($)(2)
R. Kerry Clark	$5,018,674	7/1/2005 – 6/30/2008	$0	$5,018,674		$10,037,348
Robert D. Walter (3)	—	—	—	—		—
David L. Schlotterbeck	$2,253,493	7/1/2005 – 6/30/2008	$0	$2,253,493		$4,103,518
Jeffrey W. Henderson	$2,116,125	7/1/2005 – 6/30/2008	$0	$2,116,125		$3,847,250
Ronald K. Labrum	$2,321,903	7/1/2005 – 6/30/2008	$0	$0	(4)	$0	(4)
George L. Fotiades	$3,435,485	7/1/2005 – 6/30/2008	$0	$0	(4)	$0	(4)

(1)

The target payouts are potential amounts payable under the 2006-2008 Cash Program as a result of meeting the target internal performance goals for aggressive compound growth in annual net operating profit after tax. The target amount payable upon achievement of these performance goals will, for each participant, equal the sum of the annual cash incentive awards paid to each participant over the three-year performance period. The target amounts shown in the table are estimates based on certain assumptions, because the actual target amount will not be known until the actual annual cash incentive awards for fiscal 2007 and 2008 are determined. Annual cash incentive amounts for fiscal 2007 and 2008 have been estimated based on each participant’s current target annual cash incentive, which is a percentage of annual base salary. Annual base salaries for fiscal 2008 have been estimated to increase 3.5% over fiscal 2007 salaries. The actual target amounts may differ from the amounts shown in the table if: (a) the Compensation Committee awards a participant an annual cash incentive that differs from the target annual cash incentive in fiscal 2007 or 2008; (b) the annual cash incentive target for a participant is changed in fiscal 2007 or 2008; (c) fiscal 2008 annual base salary differs from the estimated 3.5% increase above fiscal 2007 base salary; or (d) base salary is further modified before June 30, 2008. The actual target amounts may be higher or lower than the amounts shown in the table.

(2)

The maximum payouts are potential amounts payable under the 2006-2008 Cash Program as a result of exceeding the maximum internal performance goals for aggressive compound growth in annual net operating profit after tax. The maximum amount payable will be 200% of the sum of the target annual cash incentive awards for each participant over the three-year performance period. The maximum amounts shown in the table are estimates based on certain assumptions, because the actual maximum amount will not be known until the target annual cash incentive awards for fiscal 2007 and 2008 are determined. Target annual cash incentive amounts for fiscal 2007 and 2008 have been estimated based on each participant’s current target annual cash incentive, which is a percentage of annual base salary. Annual base salaries for fiscal 2008 have been estimated to increase 3.5% over fiscal 2007 salaries. The actual maximum amounts may differ from the amounts shown in the table if: (a) the annual cash incentive target for a participant is changed in fiscal 2007 or 2008; (b) fiscal 2008 annual base salary differs from the estimated 3.5% increase above fiscal 2007 base salary; or (c) base salary is further modified before June 30, 2008. The actual maximum amounts may be higher or lower than the amounts shown in the table.

(3)	Mr. R. Walter does not participate in the 2006 – 2008 Cash Program.

(4)	Messrs. Labrum and Fotiades forfeited any amounts payable with respect to such awards when their employment with the Company terminated on September 22, 2006 and May 19, 2006, respectively.

Shareholder Performance Graph

The following line graph compares the cumulative total return of the Company’s Common Shares with the cumulative total return of the Standard & Poor’s Composite—500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the “Value Line Health Care Index” or “Peer Group”). The graph assumes, in each case, an initial investment of $100 on June 30, 2001 based on the market prices at the end of each fiscal year through and including June 30, 2006, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

June 30,	2001	2002	2003	2004	2005	2006
Cardinal Health, Inc.	$100	89.13	93.49	102.04	84.11	94.35
S&P 500	100	80.84	79.59	93.17	97.30	103.74
Value Line Health Care Index (Peer Group)	100	86.48	92.05	100.07	107.23	109.34

Employment Agreements and Other Arrangements

During fiscal 2006, the Company was a party to employment agreements with Mr. Clark, Mr. R. Walter, Mr. Fotiades and Mr. Labrum and an offer letter with Mr. Henderson, and the Company’s subsidiary, ALARIS Medical Systems, Inc. (“Alaris”), was party to a retention agreement with Mr. Schlotterbeck. Messrs. Clark, R. Walter, Schlotterbeck, Labrum and Fotiades agreed in their respective agreements to comply with certain non-compete (except in the case of Mr. Schlotterbeck) and non-solicitation covenants during the term of their employment and generally for a period ranging from one to three years thereafter. In addition, Messrs. Clark, R. Walter, Schlotterbeck, Labrum and Fotiades are obligated to keep the Company’s proprietary information and trade secrets confidential.

Clark Employment Agreement

On April 17, 2006, the Board of Directors of the Company appointed R. Kerry Clark as the President and Chief Executive Officer of the Company. In connection with the appointment of Mr. Clark, the Company entered into an Employment Agreement with him (the “Clark Employment Agreement”). The Clark Employment Agreement has an employment term from April 17, 2006 through June 30, 2009 and provides generally that Mr. Clark will be President and Chief Executive Officer of the Company and will become Chairman of the Board prior to June 30, 2009 (but he may terminate his employment for good reason if the Company fails to appoint him Chairman of the Board on or before June 30, 2008).

Mr. Clark will receive an annual base salary of not less than $1,400,000 and a target annual bonus of 160% of his annual base salary (for fiscal 2006, he received his target bonus prorated for his time with the Company and for fiscal 2007, he will receive a minimum bonus of $1,120,000). He also received an initial grant of 110,600 RSUs (vesting equally over three years) and an option to purchase 665,000 Common Shares at an exercise price of $70.00 per share (vesting ratably over four years and expiring on April 17, 2013) and will receive annual stock incentive grants with an expected value on the grant date of 600% of his annual salary, beginning in the 2008 fiscal year. Mr. Clark will participate in the 2006 - 2008 Cash Program prorated for his time with the Company and receive other benefits and perquisites on a basis that is commensurate with his position. In June 2006, the Compensation Committee authorized the use of corporate aircraft for personal travel by Mr. Clark and immediate family members that accompany him and reimbursement by the Company for any tax imposed on Mr. Clark for the income attributed to him for such personal use. The Company also agreed to reimburse Mr. Clark on an after-tax basis for expenses incurred in connection with the relocation of his primary residence to Dublin, Ohio (including his temporary living expenses prior to relocation) and the negotiation of the Clark Employment Agreement.

Under the Clark Employment Agreement, Mr. Clark may terminate his employment for good reason, including assignment of duties materially inconsistent with his position, failure of the Company to comply with certain provisions, or the failure of the Company to appoint him Chairman of the Board on or before June 30, 2008. If (a) Mr. Clark terminates his employment for good reason, or (b) the Company terminates Mr. Clark’s employment other than for cause, death or disability, Mr. Clark will receive (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his target bonus for the fiscal year of the termination; (iii) his salary and target bonus through June 30, 2009, but no less than 1.5 times his annual salary and target bonus (payable over 24 months); (iv) immediate vesting of his initial stock option and RSU grant and the ability to exercise all vested stock options until the end of their terms; (v) medical and dental benefits for him and his dependents through June 30, 2009; and (vi) other benefits to which he is entitled pursuant to existing Company programs and plans.

If Mr. Clark’s employment is terminated by death or disability, he will receive (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his target bonus for the fiscal year of the termination; (iii) immediate vesting of his initial stock option and RSU grant and the ability to exercise all vested stock options until the end of their terms; (iv) medical and dental benefits for him and his dependents through June 30, 2009; and (v) other benefits to which he is entitled pursuant to existing Company programs and plans.

If the Company terminates Mr. Clark’s employment for cause or if Mr. Clark terminates employment without good reason, he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any, but no portion of his bonus for the fiscal year in which the termination of employment occurs.

If any payments made to Mr. Clark would be subject to the excise tax imposed on “parachute payments” by the Code, the Company will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest).

Walter Employment Agreement

On April 17, 2006, the Board of Directors appointed Robert D. Walter as the Executive Chairman of the Board of the Company. In connection with that appointment, the Company entered into the Second Amended and Restated Employment Agreement with Mr. Walter, which was amended on August 2, 2006 (the “Walter Employment Agreement”). The Walter Employment Agreement replaced the First Amended and Restated Employment Agreement with Mr. Walter, dated February 1, 2004, which provided for an annual base salary of not less than $1,000,000, eligibility for an annual cash bonus target of at least 250% of his annual base salary and an annual stock option award with a value of no less than 3,000% of annual base salary in terms of dollars at work, which was satisfied with respect to fiscal 2006 in September 2005 in the form of an option to purchase 379,759 Common Shares and 54,251 RSUs.

The Walter Employment Agreement provides generally that, after April 17, 2006, Mr. Walter will be Executive Chairman of the Board until June 30, 2008 and receive an annual base salary of $900,000. He will be eligible to receive a target annual bonus of 150% of his annual base salary (for the 2006 fiscal year, he received a blended bonus based on targets of: (a) 300% of his higher annual base salary from July 1, 2005 to April 17, 2006, and (b) 150% of his lower annual base salary from April 17, 2006 to June 30, 2006). Over the remainder of his employment term, he will also receive two annual stock incentive grants, each with an expected value on the grant date of 700% of his new annual base salary. The first grant was made on August 15, 2006 and the second grant will be made on or prior to September 30, 2007. The value of these grants will consist of 70% in stock options and 30% in RSUs. Mr. Walter will continue to receive other benefits and perquisites (including personal use of company-owned aircraft and related tax gross-up) generally applicable to the Company’s most senior executives.

Immediately following the end of Mr. Walter’s employment as Executive Chairman of the Board (unless his employment is terminated (a) by the Company for cause, death or disability, or (b) by Mr. Walter without good reason), Mr. Walter will provide consulting services to the Company for five years. The Company will pay him $1,000,000 per year for such consulting services, which will be the only compensation he is entitled to receive from the Company for such services. He will provide up to 20% of his business time and attention with respect to such consulting services.

Under the Walter Employment Agreement, Mr. Walter may terminate his employment for good reason, including a change in control or assignment of duties materially inconsistent with his position. If (a) Mr. Walter terminates his own employment for good reason, or (b) the Company terminates Mr. Walter’s employment other than for cause, death or disability, he will receive: (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); (iii) two times the sum of his annual salary then in effect and recent average bonus (or three times such sum if a change of control has occurred within the last three years); (iv) each of the two future stock incentive grants to which he is entitled, before his date of termination; (v) immediate vesting of his unvested stock options and RSUs and the ability to exercise his stock options until the end of their terms; and (vi) other benefits to which he is entitled pursuant to existing Company programs and plans.

Upon termination of the employment period (as to unvested stock options and RSUs granted prior to April 17, 2006) for any reason other than by the Company for cause or by Mr. Walter without good reason, or upon termination of his services during both the employment period and the consulting period (as to unvested stock options and RSUs granted after April 17, 2006) for any reason other than by the Company for cause or by Mr. Walter without good reason, Mr. Walter will receive either: (a) continued vesting of his unvested stock options and RSUs in accordance with their original terms (with the ability to exercise his stock options until the end of their terms); or (b) immediate vesting of his unvested stock options and RSUs and ability to exercise his stock options until the end of their terms. Upon a termination of his services by the Company for cause or by Mr. Walter without good reason, any portion of an option or RSU which has not vested on such date will be forfeited, and any portion of an option which has vested on such date may be exercised until the end of its term. This provision applies during both his employment period and the consulting period.

If Mr. Walter’s employment is terminated by death or disability, he will receive (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); (iii) in the case of death, immediate vesting of his unvested stock options and RSUs and ability to exercise his stock options until the end of their terms, or, in the case of disability, either (a) immediate vesting of his unvested stock options and RSUs and ability to exercise his stock options until the end of their terms, or (b) continued vesting of his unvested stock options and RSUs in accordance with their original terms during a period of time when Mr. Walter will be treated as a consulting employee (with the ability to exercise his stock options until the end of their terms); and (iv) other benefits to which he is entitled pursuant to existing Company programs and plans.

Upon termination of Mr. Walter’s employment generally for any other reason, he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any, but no portion of his bonus for the fiscal year of the termination.

If any payments made to Mr. Walter would be subject to the excise tax imposed on “parachute payments” by the Code, the Company will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The Walter Employment Agreement requires both Mr. Walter and the Company to take actions to avoid the imposition of the additional tax under Section 409A of the Code relating to certain deferred compensation. If Mr. Walter suffers adverse tax consequences as a result of the vesting of any award, then the Company will hold him harmless for any taxes above what he would otherwise have paid.

The Company also agreed to reimburse Mr. Walter for his reasonable attorney’s fees and expenses incurred in connection with the negotiation of the Walter Employment Agreement.

Schlotterbeck Agreement

Alaris entered into a retention agreement with David L. Schlotterbeck, dated August 31, 2004 and amended on November 2, 2005 (the “Schlotterbeck Agreement”), following the Company’s acquisition of Alaris in July 2004. The change in control agreement between Mr. Schlotterbeck and Alaris in effect prior to the acquisition was replaced by the Schlotterbeck Agreement. In connection with entering into the Schlotterbeck Agreement, Mr. Schlotterbeck signed a release and waiver of all claims arising in connection with his employment by Alaris prior to the date of the agreement. In June 2006, Mr. Schlotterbeck was appointed Chief Executive Officer of Pharmaceutical and Medical Products of the Company, giving him leadership responsibility for the Company’s Pharmaceutical Technologies and Services and Medical Products Manufacturing segments in addition to his leadership responsibility for the Clinical Technologies and Services segment, and his annual base salary was increased from $580,000 to $725,000.

Under the Schlotterbeck Agreement, since Mr. Schlotterbeck has remained employed by Alaris, the Company or one of the Company’s affiliates through June 28, 2006, he earned a retention bonus (the “Retention Bonus”) of $2,320,000, which is equal to the sum of (i) 200% of his then annual base salary ($580,000), and (ii) 200% of his then target bonus (100% of base salary). The Retention Bonus will be paid (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) as soon as practicable following the first to occur of (x) Mr. Schlotterbeck’s death, or (y) within 15 days following the first date after June 30, 2008 on which Mr. Schlotterbeck could be paid the Retention Bonus without the Company being subject to the limitations on deductibility imposed by Section 162(m) of the Code.

If, on or prior to January 25, 2008, Alaris terminates Mr. Schlotterbeck’s employment without cause or due to disability, or Mr. Schlotterbeck terminates his own employment for good reason or his employment is terminated due to his death, Mr. Schlotterbeck will be paid: (i) any earned but unpaid salary plus all other amounts to which he is entitled under any compensation plan of Alaris at the time such payments are due; (ii) outplacement services for up to nine months following termination; (iii) medical benefits coverage at the same level that would have been provided to Mr. Schlotterbeck and his family if his employment with Alaris had continued for a period ending on the earlier of 24 months from the date of termination or the date on which Mr. Schlotterbeck becomes eligible to participate in another group health plan; and (iv) to the extent permitted under applicable law, full vesting of any accrued benefits under any pension, profit-sharing, deferred compensation or supplemental plans maintained by Alaris, and if not so permitted, a cash payment equal to the value of any unvested benefits in lieu of such full vesting (collectively, the “Termination Benefits”). If, prior to January 25, 2008, the Company terminates Mr. Schlotterbeck’s employment for cause or if Mr. Schlotterbeck terminates his own employment without good reason, then he will not receive the Termination Benefits, but will be paid any earned but unpaid salary plus all other amounts to which he is entitled under any compensation plan of Alaris at the time such payments are due. In addition, if at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminates his employment, he will receive a one-time payment equal to his annual base salary as of the date of termination. Finally, in the event that Mr. Schlotterbeck terminates employment on or subsequent to January 25, 2008, he will be entitled to receive a prorated annual bonus payment and a prorated cash payout under any then-applicable cash incentive plan in which he is then participating.

In the event that any payments made to Mr. Schlotterbeck would be subject to the excise tax imposed on “parachute payments” by the Code, under the Schlotterbeck Agreement, the amount payable to Mr. Schlotterbeck will be reduced to the extent necessary to prevent any portion of the payments from being subject to the excise tax that would otherwise be imposed under the Code, but only if, by reason of such reduction, the net after-tax benefit (after taking into account all federal, state, local and foreign income, employment and excise taxes) to Mr. Schlotterbeck would exceed the net after-tax benefit to Mr. Schlotterbeck if no such reduction occurred.

Henderson Agreement

Jeffrey W. Henderson was appointed as the Company’s Executive Vice President, effective April 18, 2005, and as the Company’s Chief Financial Officer, effective May 15, 2005. In connection with such appointment, the Company entered into a letter agreement with Mr. Henderson, which was amended on August 5, 2006 (the “Henderson Agreement”), providing for an annual base salary of at least $550,000 (which was increased by the Compensation Committee to $675,000 effective September 4, 2006), a cash sign-on bonus of $162,570 and a target annual bonus of 100% of his base salary. His bonus for fiscal year 2005 was guaranteed at his incentive target, pro-rated based on his start date and his bonus for fiscal year 2006 was guaranteed at 50% of his incentive target.

Mr. Henderson also received the following equity award grants under the Equity Incentive Plan, except as noted: (i) a stock option to purchase 60,000 Common Shares (representing both a prorated grant award for fiscal 2005 and the award Mr. Henderson would have been eligible to receive in the Company’s fiscal 2006 annual grant), which vests over four years and has an exercise price of $54.19; (ii) an award of 9,000 RSUs (representing both a prorated grant award for fiscal 2005 and the award Mr. Henderson would have been eligible to receive in the Company’s fiscal 2006 annual grant), which vest over three years; (iii) an additional award of 12,000 RSUs, which vest on the third anniversary of the grant date; and (iv) an additional stock option to purchase 48,077 Common Shares, which vests on the third anniversary of the grant date and has an exercise price of $54.19. In addition, he received an award of 8,000 RSUs under the Long-Term Incentive Plan on August 15, 2006 that vest ratably over three years.

If within 60 days following October 18, 2006, Mr. Henderson provides 60 days notice of his voluntary resignation from employment with the Company, and so long as at the time the Company receives such notice and for the 60-day period thereafter, the Company does not have grounds to terminate Mr. Henderson’s employment for gross misconduct, then he will be entitled to receive the following: (i) a cash payment equal to two times the sum of his starting base salary and incentive target, which will be paid to Mr. Henderson in equal monthly installments over a period of 12 months; provided, however, that if Mr. Henderson discloses or uses in any capacity other than as necessary in the performance of the duties assigned to him by the Company any confidential information, trade secrets or other business sensitive information or material concerning the Company or its subsidiaries at any time during this 12-month payout period, any installment of this cash payment already paid out to Mr. Henderson would be repayable by him to the Company and he will forfeit any future installments due him under this provision; (ii) an additional cash payment equal to 50% of his starting incentive target, which will be paid to Mr. Henderson in full upon his resignation date; and (iii) 100% vesting of his unvested RSU awards for 9,000 and 12,000 shares (collectively, the “Initial RSUs”) upon his resignation date.

If within 10 days following June 30, 2007, Mr. Henderson provides 60 days notice of his voluntary resignation from employment with the Company, and so long as at the time the Company receives such notice and for the 60-day period thereafter, the Company does not have grounds to terminate Mr. Henderson’s employment for gross misconduct, then he will be entitled to receive the following: a cash payment equal to the sum of his then-current annual base salary and annual bonus target and immediate vesting of the unvested portion of the Initial RSUs.

If Mr. Henderson’s employment is involuntarily terminated without cause between August 30, 2007 and April 17, 2008, he will be entitled to receive a cash payment equal to the sum of his then-current annual base salary and annual bonus target for fiscal year 2008 and immediate vesting of his unvested Initial RSUs and his option to purchase 48,077 Common Shares. Finally, if Mr. Henderson’s employment is involuntarily terminated without cause before August 30, 2007, the Company will provide him with severance benefits equal to 12 months of his starting base salary.

If the severance payments above are ever deemed to be covered by the recently adopted deferred compensation tax rules (as provided for under Section 409A of the Code), the offer letter states that it may be necessary for the Company to delay commencing Mr. Henderson’s severance payments until after the six month anniversary of termination of his employment.

Labrum Letter Agreement

On May 29, 2006, the Company and Ronald K. Labrum entered into a letter agreement (the “Letter Agreement”), which provides, among other matters, that Mr. Labrum will cease to be Chairman and Chief Executive Officer of Healthcare Supply Chain Services on July 31, 2006 and will cease to be an employee of the Company on September 22, 2006 (or at his election, another date between July 31, 2006 and September 22, 2006) in accordance with the terms of the employment agreement between the Company and Mr. Labrum, dated November 5, 2003, as amended (the “Labrum Employment Agreement”).

Mr. Labrum’s termination of employment was treated as “without cause” under the Labrum Employment Agreement, entitling Mr. Labrum to receive the following: (i) two times the sum of his annual base salary plus his annual target bonus for fiscal year 2007 to be paid in installments during the 24-month period following his termination; and (ii) other benefits available to employees, including equity compensation awards, that have vested as of the date his employment with the Company terminates.

Fotiades Separation Agreement

On April 17, 2006, the Company and George L. Fotiades entered into a separation agreement (the “Fotiades Separation Agreement”) providing for the termination of Mr. Fotiades’ employment with the Company on

May 19, 2006 in accordance with the employment agreement between the Company and Mr. Fotiades, dated February 1, 2004, as amended (the “Fotiades Employment Agreement”).

The termination was treated as a “without cause” termination under the Fotiades Employment Agreement, entitling Mr. Fotiades to the following: (i) two times the sum of his annual base salary plus his annual target bonus to be paid in installments during the 24-month period following his termination; (ii) his option to purchase 225,000 Common Shares granted on February 1, 2004, which would have vested on January 31, 2007, will remain outstanding until its expiration date on February 1, 2014; and (iii) his option to purchase 250,000 Common Shares granted on November 18, 2002, which vested on November 18, 2005, will remain outstanding until its expiration date on November 18, 2012.

In order to effectuate the intent of the Fotiades Employment Agreement, and in accordance with the Equity Incentive Plan, the Fotiades Separation Agreement accelerated the vesting of the option granted in February 2004 to a date immediately prior to his termination of employment.

Compensation Plans and Change in Control Arrangements

Equity Incentive Plan

The Equity Incentive Plan, under which awards were granted to the Company’s executive officers prior to the adoption of the Long-Term Incentive Plan in 2005, provides for acceleration of the vesting of stock options, restricted share awards and RSU awards upon the occurrence of a change of control of the Company. In addition, in the event that the employment of an option holder is terminated within two years after a change of control for any reason other than because of the option holder’s death, retirement, disability or by the Company for cause, all stock options held by such person that are vested immediately before such termination remain exercisable until the earlier of the third anniversary of such termination or the expiration of their original term. Under the Equity Incentive Plan, “change of control” is defined as (i) the acquisition by any entity of beneficial ownership of 25% or more of either the then outstanding Common Shares or the combined voting power of the then outstanding voting securities of the Company (other than any acquisition directly from or by the Company or any of its affiliates or employee benefit plans and any Non-Control Acquisition (defined below)), (ii) a change in a majority of the members of the Company’s Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from a threatened election or proxy contest), (iii) a reorganization, merger or consolidation or other sale of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition, or (iv) approval by the Company’s shareholders of a complete liquidation or dissolution. A “Non-Control Acquisition” means a transaction where (x) the beneficial owners of the outstanding Common Shares and voting securities immediately prior to such transaction beneficially own more than 50% of the then outstanding common stock and combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to such transaction, (y) no person beneficially owns 25% or more of the then outstanding common stock or combined voting power of the resulting corporation (unless such ownership existed prior to the transaction) and (z) at least a majority of the Board continues in office following the transaction.

Long-Term Incentive Plan

On November 2, 2005, the Company’s shareholders approved the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company may grant stock options, stock appreciation rights, stock awards, “other stock-based awards” (as defined in the Long-Term Incentive Plan) and cash awards to employees. If any “change of control” of the Company (which is defined as described above under “Equity Incentive Plan”) should occur, all stock options and stock appreciation rights awarded under the Long-Term Incentive Plan that are unvested will vest and become fully exercisable, and all restrictions on stock awards, other stock-based awards and cash awards will lapse. In the event of an awardee’s termination of employment within two years after a change of control for any reason other than because of death, retirement or disability or by the Company for cause, vested stock options and stock appreciation rights will remain exercisable until the earlier of the third anniversary of such termination (or any later date until which they would remain exercisable by their terms) or the expiration of their original term.

Long-Term Incentive Cash Program for Fiscal Years 2006 – 2008

On August 1, 2006, the Compensation Committee approved a written plan governing the terms of the Company’s 2006-2008 Cash Program. The 2006 – 2008 Cash Program was established pursuant to the Long-Term Incentive Plan. Key executive employees of the Company are eligible to receive cash awards under the 2006 – 2008 Cash Program, including certain of the Company’s named executive officers. The Compensation Committee made awards under the 2006 – 2008 Cash Program during fiscal 2006 for the three-year performance period beginning July 1, 2005 and ending June 30, 2008. The primary objective of 2006-2008 Cash Program is to build additional momentum and focus on attaining the goals of the Company’s One Cardinal Health strategy and accelerating earnings growth. Any payout as a result of meeting the internal performance goals established for the three-year performance period will reward management for attaining aggressive compound growth in annual net operating profit after tax. This performance goal is set at levels above the net operating profit after tax goal in the current annual cash incentive plan, and is expected to remain above the annual goal during each year of the three-year performance period. Awards to certain executives under the program also must satisfy performance criteria related to the achievement over the three-year performance period of a specified average level of the Company’s annual return on equity. At this time, the Compensation Committee has not established a program for additional three-year periods and has no plans to do so.

In the event of a change in control, all participants become vested in a pro-rated portion of their target awards under the 2006 – 2008 Cash Program, which is the minimum amount payable as a final award for the performance period in which the change in control occurs. If the participant’s employment is terminated before the last date of a performance period and within two years of a change in control for any reason other than a termination for cause, the final award will generally be paid as soon as practicable following the termination of employment.

The Compensation Committee may, in its discretion, require that all or any portion of a final award is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the participant. The Compensation Committee may, in its discretion, also require repayment to the Company of all or any portion of a final award if each of the following conditions is met: (a) the amount of the final award was calculated based upon achieving certain financial results that were subsequently the subject of a financial statement restatement; (b) the participant engaged in misconduct that caused or contributed to the need for the restatement; and (c) the amount of the final award would have been lower than the amount actually awarded to the participant had the financial results been properly reported.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan permits certain management employees of the Company to defer salary and bonus into any of several investment alternatives, including, except with respect to executive officers, a stock equivalent account. In addition, the Company may, in its discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. Matching contributions made with respect to the Company’s most-highly compensated executive officers are set forth in footnote (3) to the Summary Compensation Table on page 23 of this Proxy Statement. The plan also permits Directors of the Company to defer board fees into any of several investment alternatives, including a stock equivalent account. Deferrals into the stock equivalent account are valued as if each deferral were invested in Common Shares as of the deferral date.

For management employees, deferred balances are paid upon retirement, termination from employment, death or disability. For Directors, deferred balances are paid upon retirement or other termination from board service, death or disability. In all cases, payments generally will commence at least six months after the event triggering the payment. Some contributions made by the Company and other account credits are subject to vesting provisions, which are fully accelerated upon a change of control (defined as described under “Equity Incentive Plan” above). If the participant terminates employment with the Company for any reason other than retirement, death, total disability, or pursuant to a change of control, all rights to amounts subject to such vesting requirements shall vest as of the date that the participant has completed three years of service with the Company. If a participant terminates employment before that date for any other reason, all amounts subject to vesting requirements are forfeited.

The maximum aggregate number of Common Shares that can be credited to stock equivalent accounts pursuant to the plan is 2.3 million. Deferred balances are paid in cash, or in Common Shares in kind, with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of ERISA as a “top hat” plan for a select group of management or highly compensated employees.

401(k) Plan and Pension Plan

The Company may, in its discretion, make matching or fixed contributions to executive’s accounts in the Company’s 401(k) Savings Plan. Matching contributions made with respect to the Company’s most-highly compensated executive officers are set forth in footnote (3) to the Summary Compensation Table on page 23 of this Proxy Statement.

Mr. Fotiades participated in the R.P. Scherer Corporation Employees’ Retirement Income Plan, a defined benefit plan, and the Supplemental Benefit Plan for Key Employees of R.P. Scherer Corporation, a supplemental plan (collectively, the “Pension Plans”), which were assumed by the Company when it acquired R. P. Scherer Corporation in 1998. As a result of his resignation, the annual amount payable to Mr. Fotiades is $20,645. This amount represents the annuity payable for Mr. Fotiades’ lifetime only, commencing at his age 65. An actuarially reduced amount may also be payable, at his election, in the form of a joint and survivor annuity with his spouse, providing continuing annual benefits for his spouse at a rate of 50%, 66 2/3% or 100% of the amount payable during his lifetime, if she survives him. Payment may also be made as an annuity for Mr. Fotiades lifetime, with a guarantee of a minimum of 10 years of payments.

Compensation of Directors

Until November 2, 2005, the Company’s non-management Directors were compensated as follows:

•	each non-management Director received an annual retainer of $40,000;

•	the Audit Committee chairperson received an additional annual retainer of $15,000;

•	the Human Resources and Compensation Committee chairperson received an additional annual retainer of $8,000;

•	the Nominating and Governance Committee chairperson received an additional annual retainer of $6,000;

•	each Director who served on the Audit Committee received an additional annual retainer of $2,000; and

•	the Company’s non-management Presiding Director received an additional annual retainer of $10,000.

Beginning on November 2, 2005, the Company’s non-management Director compensation changed to the following:

•	each non-management Director receives an annual retainer of $70,000;

•	the Audit Committee chairperson receives an additional annual retainer of $15,000;

•	the Human Resources and Compensation Committee chairperson receives an additional annual retainer of $8,000;

•	the Nominating and Governance Committee chairperson receives an additional annual retainer of $6,000;

•	each Director who serves on the Audit Committee receives an additional annual retainer of $2,000;

•	the Company’s non-management Presiding Director, currently Mr. McCoy, receives an additional annual retainer of $15,000;

•

for each meeting attended in a fiscal year after the Director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two (each, an “excess meeting”), each Director receives a special meeting fee of $1,500 for a full day and $750 for a half day or less, subject to the approval of the Compensation Committee and up to a maximum of $25,000 in any fiscal year (an “excess meeting” excludes meetings attended by a non-committee member and written actions); and

•

when a committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the effort required, up to a maximum of $25,000 per project.

The above cash retainer amounts were paid quarterly and prorated to reflect payments already made under the compensation structure in effect prior to November 2, 2005.

Also effective November 2, 2005, each Director receives (a) an annual equity award grant on the date of the Company’s Annual Meeting of Shareholders, and (b) an equity award grant upon initially being appointed or elected to the Board (if on or after November 2, 2005). The equity award grants are in both cases comprised of (1) an option to acquire a number of Common Shares equal to $210,000 divided by the closing share price on the grant date, and (2) a RSU grant of the number of RSUs equal to $30,000, divided by the closing share price on the grant date. Both the option and RSUs vest in full on the first anniversary of the grant date. Options are granted with an exercise price equal to the market price of a Common Share on the grant date and are exercisable for seven years from the grant date. RSUs are settled in Common Shares.

Accordingly, on November 2, 2005, each non-management member of the Company’s Board (Finn, Conrades, Darden, Gerbig, Losh, Messrs, McCoy, Notebaert, O’Halleran, Raisbeck, Dr. Spaulding and M. Walter) received an annual equity award grant of (1) options to purchase, in the aggregate, 3,398 Common Shares with an exercise price of $61.79 per share (the closing price of the Common Shares on November 2, 2005), and (2) 485 RSUs. Mr. Darden’s award represented his equity award for his initial election to the Board.

The November 2, 2005 option and RSU awards were made under the Company’s Equity Incentive Plan and the Amended and Restated Outside Directors’ Equity Incentive Plan, as amended (the “ODEIP”). Such Director awards will be made in the future under the ODEIP. The ODEIP provides for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board of Directors who are not employees of the Company. The aggregate number of Common Shares authorized for issuance pursuant to the plan is 1.5 million. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA. Under the ODEIP, all unvested options and RSUs become fully vested upon “change of control” (defined as described above under “Equity Incentive Plan”).

In addition, Directors may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of Directors or committee members. Directors may elect to defer payment of their fees into the Company’s Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The

Company also provides transportation or reimburses Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and attendance at director education programs.

On August 2, 2006, the Board of Directors approved payments of $10,000 each to Directors George H. Conrades, John B. McCoy and Richard C. Notebaert for service on an ad hoc succession committee. The committee’s work was completed when the Board appointed R. Kerry Clark as the Company’s President and Chief Executive Officer in April 2006.

During fiscal 2005, the Company was a party to an employment agreement with Mr. Losh (the “Losh Agreement”), pursuant to which it agreed to employ Mr. Losh as Chief Financial Officer on an interim basis commencing on July 26, 2004 and ending on May 15, 2005. As compensation for the services rendered thereunder, Mr. Losh received an option to purchase 210,000 shares at an exercise price of $44.00 per share, the closing price of the Common Shares on July 27, 2004. The option becomes exercisable in full on July 27, 2007. Mr. Losh also agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and for a period of two years thereafter. In addition, Mr. Losh is obligated to keep the Company’s proprietary information and trade secrets confidential.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of four members of the Company’s Board of Directors, each of whom the Board of Directors has determined is independent, as defined by the rules of the New York Stock Exchange. The Audit Committee’s activities are governed by a written charter, approved in its current form by the Board of Directors in November 2005, which specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2006 (the “Fiscal 2006 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal 2006 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the SEC. In making such recommendation, the Audit Committee took into account those matters considered as part of its internal review commenced in April 2004 that is substantially complete, which is described in Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

Submitted by the Audit Committee of the Board of Directors.

John F. Finn, Chairman

George H. Conrades

Michael D. O’Halleran

David W. Raisbeck

INDEPENDENT ACCOUNTANTS

Fees

In connection with the audit of the fiscal 2006 consolidated financial statements, the Company entered into an engagement agreement with Ernst & Young, which set forth the terms by which Ernst & Young has performed audit services for the Company. That agreement contains alternative dispute resolution procedures and an exclusion of punitive damages.

Audit Fees.    Audit fees include fees paid by the Company to Ernst & Young related to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting for fiscal 2006, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits of various international subsidiaries, and additional audit procedures in early fiscal 2005 as a result of the Audit Committee’s internal review commenced in April 2004. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by the Company’s independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to the Company by Ernst & Young for audit services rendered to the Company and its subsidiaries for the fiscal 2005 and fiscal 2006 totaled $11,404,000 and $12,717,414, respectively.

Audit-Related Fees.    Audit-related services include due diligence services related to mergers and acquisitions, audit-related research and assistance, and employee benefit plan audits. The aggregate fees billed to the Company by Ernst & Young for audit-related services rendered to the Company and its subsidiaries for fiscal 2005 and fiscal 2006 totaled $544,074 and $715,094, respectively.

Tax Fees.    Tax fees include tax compliance and other tax-related services. The aggregate fees billed to the Company by Ernst & Young for tax services rendered to the Company and its subsidiaries for fiscal 2005 and fiscal 2006 totaled $1,891,121 and $1,709,037, respectively.

All Other Fees.    The aggregate fees billed to the Company by Ernst & Young for all other services rendered to the Company and its subsidiaries, including fees relating to licensing and international and subsidiary matters, for fiscal 2005 and fiscal 2006 totaled $272,220 and $97,329, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to monitor the accountants’ independence from the Company. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that independent accountants may not provide to an audit client, as well as the audit committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and conditions under which services proposed to be performed by the independent accountants must be pre-approved by the Audit Committee.

Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must be separately pre-approved prior to being performed by the independent accountants. In addition, any engagement of the independent auditor to provide internal control-related services must be separately pre-approved by the Audit Committee at the time it is proposed. Any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

In adopting the Policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. If the Chairman pre-approves services, the Chairman is required to report decisions to the full Audit Committee at its next scheduled meeting. Proposed services to be performed by the independent accountants equal to or exceeding $500,000 require full Audit Committee approval. The Policy also requires that the Company’s Chief Accounting Officer evaluates, among other things, the independence requirements applicable to the accountants and approves the engagement of the independent auditor to perform any of the pre-approved services.

Representatives of Ernst & Young, which served as the Company’s independent public accountants for fiscal 2006 and which the Audit Committee has appointed as the independent public accountants for fiscal 2007, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors has nominated each of John F. Finn, David W. Raisbeck and Robert D. Walter to serve as a Director of the Company for a term of one year and until his successor is duly elected and qualified. Each of Messrs. Finn, Raisbeck and Walter currently serves as a Director of the Company.

The Board of Directors recommends that you vote FOR the election of these nominees as more fully described under “Election of Directors” in this Proxy Statement.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking its shareholders to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2007. Although ratification is not required by the Code of Regulations, Ohio law or otherwise, the Board is submitting the selection of Ernst & Young to its shareholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its shareholders.

Vote Required and Recommendation of the Board of Directors. Approval of the proposal to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered Common Shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the proposal to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for the Company’s fiscal year ending June 30, 2007.

PROPOSAL 3—SHAREHOLDER PROPOSAL REGARDING SEVERANCE ARRANGEMENTS

The Company received Proposal 3 from a shareholder. The Company is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and its supporting statement, for which the Board of Directors and the Company accept no responsibility, are presented below. The proposal was submitted by the California Public Employees Retirement System, P.O. Box 942707, Sacramento, California (the owner of Common Shares having a market value in excess of $1,000,000 on February 28, 2006).

The Shareholder Proposal and the supporting statement read as follows:

RESOLVED, that the shareowners of Cardinal Health, Inc. (the “Company”) amend the Company’s Code of Regulations, in compliance with applicable law, to require that the Board of Directors (“Board”) seek shareowner ratification of any Severance Agreement with any Officer that provides Severance Benefits with a total present value exceeding 2.99 times the sum of the Officer’s base salary plus target bonus. “Severance Agreement” means any agreement that dictates what an Officer will be compensated when the Company terminates employment without cause or when there is a termination of employment following a finally approved and implemented change of control. “Severance Benefits” means the value of all cash and non-cash benefits, including, but not limited to, the following: (i) cash benefits; (ii) perquisites, (iii) consulting fees, (iv) equity and the accelerated vesting of equity, (v) the value of “grossup” payments, i.e., payments to off-set taxes, and (vi) the value of additional service credit or other special additional benefits under the Company’s retirement system. “Officer” means any senior executive officer. If the Board determines that it is not practicable to obtain shareowner approval of the Severance Agreement in advance, the Board may seek approval of the shareowners after the material terms of the severance Agreement have been agreed upon. This amendment shall take effect upon adoption and apply only to Severance Agreements adopted, extended or modified after that date.

SUPPORTING STATEMENT

CalPERS supports compensation policies for Officers that link pay to performance. CalPERS opposes pay practices that reward under-performing Officers with large payouts when they are terminated for poor-performance. For example, CalPERS is outraged by the $140 million severance payment made by the Disney Corporation to Michael Ovitz after only 14 months of employment. The adoption of this by-law amendment, in CalPERS’ opinion, will put a reasonable cap on what can be paid out to Officers who are terminated for under-performance while nonetheless still allowing the Company the flexibility it needs to attract qualified individuals to serve in Officer positions.

This proposal, in CalPERS’ opinion, will also address the risk of egregious severance packages being paid out by the Company as a result of a merger, acquisition or spin-off by limiting: 1) The inappropriate acceleration of the vesting of options for Officers in mergers, etc.; 2) Inappropriate links between severance/change-of-control payments and post-merger economic performance; 3) Recapitalizations where the management and shareowner base does not substantially change but change-in-control payments are triggered; and 4) The payment of “gross-ups” to pay federal taxes owed.

According to CalPERS’ pay-for-performance model, the Company’s compensation ranks in the bottom quintile. The Company significantly out-paid its CEO relative to the Company’s peers by two to one from 2000 to 2004. The Corporate Library, utilizing its own compensation analysis, graded the Company’s CEO compensation “D”.

An identical binding proposal to the one proposed here was passed by over 66% of AT&T Corporation’s shareowner’s at its 2005 annual meeting and similar proposals have received majority votes at many other companies.

Please join CalPERS in voting FOR this proposal.

The Board of Directors’ Statement in Opposition to Proposal 3

The Company’s Board of Directors recommends a vote against Proposal 3. The Board and the Compensation Committee support compensation policies that link pay to performance and are aware of the concerns about excessive severance compensation. Accordingly, the Compensation Committee recommended and the Board has approved a Policy Regarding Shareholder Approval of Severance Agreements. The Company believes that this Policy addresses the issues raised in the proposal and provides shareholders with a voice in limiting excessive severance packages.

The Policy (attached as Exhibit A to this proxy statement) requires that the Company obtain shareholder approval before entering into an employment or severance agreement with an executive officer that provides certain cash severance benefits that exceed 2.99 times the executive officer’s annual salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder ratification after entering into a severance agreement. The Policy defines severance benefits to include cash benefits, special benefits or perquisites, and additional retirement benefits, but not amounts earned prior to termination, certain tax reimbursements and changes in outstanding equity awards. The Board believes that this Policy provides shareholders with the appropriate opportunity to voice their opinion on the merits of larger severance arrangements.

As described in the Human Resources and Compensation Committee Report, the Compensation Committee administers the executive compensation program of the Company, is comprised of independent directors, and is advised directly by an executive compensation consulting firm. The Compensation Committee needs flexible compensation policies and procedures to provide competitive compensation programs, including severance agreements, that are often essential to attract and retain key executive talent. The Policy adopted by the Board maintains the necessary flexibility for the Committee while also providing shareholders with an opportunity to voice their opinion on the merits of some larger severance arrangements. The amendment to the Company’s Code of Regulations contemplated by the shareholder proposal could hinder the Board’s ability to attract and retain qualified executives by subjecting a broad array of severance arrangements to the delay and uncertainty of shareholder approval. The Company believes that it is in its shareholders’ best interests that the Compensation Committee continue to have primary responsibility for executive severance without being subject to shareholder approval based on rigid limitations set forth in the Company’s Code of Regulations, as contemplated by the proposal. Furthermore, the Company’s policy is consistent with similar policies adopted at many other companies, and the Company believes it meets the stated purpose of the shareholder proposal.

The Company believes that, with adoption of the Policy Regarding Shareholder Approval of Severance Agreements described above, there is no need for the proposed Code of Regulations amendment. Therefore, the Company’s Board recommends that shareholders vote AGAINST this proposal.

Vote Required and Recommendation of the Board of Directors.    Under applicable law, the affirmative vote of the holders of a majority of the outstanding Common Shares will be required for approval of this proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

The Company received Proposal 4 from a shareholder. The Company is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and its supporting statement, for which the Board of Directors and the Company accept no responsibility, are presented below. The proposal was submitted by William C Thompson, Jr. Comptroller, City of New York, on behalf the Boards of Trustees of the New York City Pension Funds, 1625 L Street, N.W., Washington, D.C., 1 Centre Street, New York, New York 10007 (the Pension Funds owned 1,409,070 Common Shares on May 2, 2006).

The Shareholder Proposal and the supporting statement read as follows:

“RESOLVED: That the shareholders of Cardinal Health, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1)	Performance Vesting Stock Options-grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2)	Index Options-grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3)	Performance Accelerated Stock Options-grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

Cardinal Health’s executive compensation received an F grade in 2005 from Glass Lewis & Co, a proxy service provider. According to Glass Lewis, Cardinal Health paid more compensation to its top officers than the median compensation for 46 similarly sized companies, with an average enterprise value of $27 billion; more than a sector group of 315 biotechnology & drugs companies; and more than a market-cap segmented industry group of 147 very large healthcare companies. The CEO was paid above the median CEO in these peer groups, Overall, the Company paid more than its peers, but performed worse than its peers.

As a result, Glass Lewis recommended that shareholders vote WITHHOLD in the 2005 election of two members of the Compensation Committee, John McCoy and Jean Spaulding.

For these reasons, we urge shareholders to vote FOR this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 4

The Company’s Board of Directors recommends a vote against Proposal 4, because it believes that its current long-term incentives are performance-based and effectively align participants’ interests with those of the Company’s shareholders. Furthermore, there is no evidence that the types of stock option grants proposed above are the best or only way to create appropriate alignment with shareholders’ interests.

The Compensation Committee’s primary objective with respect to the Company’s executive compensation practices is to establish and maintain programs that attract, motivate and retain key executives and align their compensation with the Company’s overall business strategies, values and performance. To this end, the Company has established an executive compensation philosophy that, as described in the Human Resources and Compensation Committee Report, includes (a) a “pay-for-performance” orientation; (b) an appropriate mix of short-term and long-term compensation that encourages Company stock ownership; (c) an emphasis on long-term incentives to more closely align the interests of Company executives with the economic interests of the Company’s shareholders; (d) an emphasis on total compensation versus cash compensation; and (e) recognition that as an executive’s level of responsibility increases, a greater portion of that executive’s total compensation opportunity should be “at risk” and based upon stock and other performance-based incentives.

In accordance with this philosophy, the Company has historically granted equity-based awards, primarily stock options, to its executives. The Company believes stock option grants are inherently performance-based, because they provide no value to a recipient until the vesting requirements have been met and, subsequently, the trading price of the Company’s Common Shares exceeds the price at which the options were granted. Vesting periods require long-term focus on Company performance for the executive to realize any value from the exercise of stock options. Therefore, for any value to be derived from an option grant, the Company’s performance needs to be at a level that, in comparison to the industry and the overall stock market, continues to drive increased stock price performance and shareholder value over a multi-year period. Finally, if the price of the stock does not exceed the grant price during the option’s term, the option ends up worthless. As a result, the Company believes that fixed-price stock options provide an objective performance measure that is directly aligned with the interests of shareholders and is an appropriate performance measure for the Company.

The Board believes that its Compensation Committee should continue to have the flexibility to determine the form of stock options that may be granted to executives. The Compensation Committee of independent directors is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the needs of the Company’s business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select incentives, including performance-based options where appropriate, that balance these influences so that the Company can attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, the Company believes adoption of this proposal is unnecessary, as its current approach to long-term incentives already effectively aligns the interests of participating executives with those of the Company’s shareholders and maintains the flexibility needed to continue to attract and retain qualified executives.

Vote Required and Recommendation of the Board of Directors.    Approval of the shareholder proposal requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered Common Shares present and entitled to vote on the shareholder proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING SUBMISSION OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT FOR AN ANNUAL SHAREHOLDER ADVISORY VOTE

The Company received Proposal 5 from a shareholder. The Company is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and its supporting statement, for which the Board of Directors and the Company accept no responsibility, are presented below. The proposal was submitted by the America Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. (the owner of 4,623 Common Shares on May 30, 2006).

The Shareholder Proposal and the supporting statement read as follows:

“RESOLVED, that stockholders of Cardinal Health, Inc. (“Cardinal Health”) urge the board of directors to adopt a policy that Cardinal Health stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Cardinal Health’s management, to approve the report of the Human Resources and Compensation Committee set forth in the proxy statement. The policy should provide that appropriate disclosures will be made to ensure that stockholders fully understand that the vote is advisory; will not affect any person’s compensation; and will not affect the approval of any compensation-related proposal submitted for a vote of stockholders at the same or any other meeting of stockholders.

SUPPORTING STATEMENT

In our view, senior executive compensation at Cardinal Health has been excessive. Chairman and former CEO Robert Walter’s employment agreement provided an automatic annual stock option award with a value of no less than 30 times his annual base salary. In 2006, new CEO R. Kelly Clark signed an employment agreement that includes guaranteed bonuses in 2006 and 2007, as well an initial grant of 110,600 restricted stock units, 665,000 stock option awards and guaranteed stock grants of 600% of salary.

We believe that the current rules governing senior executive compensation do not give stockholders enough influence over pay practices. In the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors remuneration report.” Such a vote isn’t binding, but allows stockholders a clear voice which could help reduce excessive pay. U.S. stock exchange listing standards do require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing input on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Cardinal Health’s board to allow stockholders to express their opinion about senior executive compensation practices by establishing an annual referendum process. The results of such a vote would, we think, provide Cardinal Health with useful information about whether stockholders view the company’s compensation practices, as reported each year in the Human Resources and Compensation Committee Report, to be in stockholders’ best interests.

We urge stockholders to vote for this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 5

The Company’s Board of Directors recommends a vote against Proposal 5, because it believes that it has a process for determining executive compensation that is well-considered and performance-based and that serves the purpose of attracting and retaining top executive talent for the benefit of shareholders. The Board and Compensation Committee have principal responsibility for the complex executive compensation process. In addition, the Board believes that this proposal is unnecessary, in view of new compensation disclosure rules recently adopted by the SEC. Finally, a shareholder vote on the Human Resources and Compensation Committee report, even an advisory vote, could generate unnecessary uncertainty for shareholders, the Board and executives.

The Compensation Committee seeks to attract, motivate and retain key executives and align their compensation with the Company’s overall business strategies, values and performance. As detailed in the Human Resources and Compensation Committee Report, the Compensation Committee annually reviews each component of the executive officers’ and CEO’s compensation and is advised directly by an executive compensation consulting firm in connection with such review. During fiscal 2006, the Compensation Committee considered factors such as the Company’s earnings and earnings growth, the Company’s size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, foreign operations, individual business results and total shareholder return in setting compensation. In particular, the compensation for both Mr. Clark and Mr. Walter also took into account Mr. Clark’s experience and skills, including his prior responsibilities as Vice Chairman of the Board-P&G Family Health and a director of The Procter & Gamble Company, and Mr. Walter’s 30 years of unique experience as founder and Chief Executive Officer of the Company, his skills and performance, and his new responsibilities as Executive Chairman. For more information on the compensation of Messrs. Clark and Walter, see the Human Resources and Compensation Committee Report above.

The proposal appears to be based on the proponent’s belief that shareholders currently do not have enough influence over pay practices. As outlined above, establishing executive compensation arrangements involves balancing numerous business considerations against competitive pressures and is a complex undertaking for which the Company’s Board of Directors is uniquely suited and should maintain responsibility. The independent members of the Compensation Committee are charged with exercising their fiduciary duties to set compensation that is in the Company’s shareholders’ best interests, and this responsibility should not be subjected to a shareholder vote. The blunt instrument of a binary, advisory vote would not provide the Compensation Committee with any meaningful insight into specific shareholder concerns regarding executive compensation.

Moreover, on July 27, 2006, the SEC adopted new rules governing disclosure of executive compensation and compensation committee reports. Under these rules, the proxy statement will contain an extensive compensation discussion and analysis, and the Compensation Committee report will state whether the Committee has reviewed and discussed the compensation discussion and analysis with management and whether it has recommended to management that the compensation discussion and analysis be included in the proxy statement. If this proposal is adopted, shareholders would be voting on a much different report under the new rules than the report described in this proposal, and a shareholder vote would not accomplish the stated objectives of the proponent.

Finally, the Company has adopted corporate governance policies intended to ensure that the Board is aware of and can respond to shareholder concerns regarding executive compensation and other issues. Under these policies, any of the Company’s shareholders may communicate directly with the Board if the shareholder disagrees with the Company’s compensation policies. For example, the Company has recently adopted a policy that requires it to obtain shareholder approval of an employment or severance agreement with an executive officer that provides severance benefits that exceed 2.99 times the executive officer’s annual salary and bonus. The Company believes that these and other policies allow its shareholders the opportunity to communicate their views regarding executive compensation and other matters to the Board.

The Company believes adoption of this proposal is unnecessary, because it has a well-considered process for determining executive compensation that seeks to attract and retain the most well-qualified executives for the benefit of shareholders, and because this process would not benefit from the unnecessary uncertainty associated with a shareholder advisory vote.

Vote Required and Recommendation of the Board of Directors.    Approval of the shareholder proposal requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered Common Shares present and entitled to vote on the shareholder proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to the Company’s 2007 Annual Meeting of Shareholders is advised that the proposal must be received by the Company at its principal executive offices not later than June 6, 2007. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

In addition, if a shareholder intends to present a proposal at the Company’s 2007 Annual Meeting of Shareholders without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before August 20, 2007, or if the Company meets other requirements of the SEC rules, proxies solicited by the Board of Directors for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse these persons for reasonable expenses incurred in connection therewith.

If you and other residents at your mailing address own Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce the Company’s printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to the Company’s Investor Relations department at the Company’s corporate office, or call the Investor Relations Line at (614) 757-5222. The Company will promptly deliver a separate copy (free of charge) upon request.

If the enclosed proxy is executed and returned, or a proxy is voted by telephone or the Internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. Proxies returned without specifications made by the shareholder will be voted to elect three Directors as set forth under “Election of Directors” above, in favor of Proposal 2 and against Proposals 3, 4 and 5.

The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or the Internet.

If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.

By Order of the Board of Directors.

October 3, 2006

/s/ Ivan K. Fong

IVAN K. FONG, Secretary

Exhibit A

CARDINAL HEALTH, INC.

POLICY REGARDING SHAREHOLDER APPROVAL OF SEVERANCE AGREEMENTS

ADOPTED BY THE BOARD OF DIRECTORS

OVERVIEW: Effective August 3, 2006, the Board of Directors of Cardinal Health, Inc. (“Cardinal Health”) adopts this policy requiring that Cardinal Health obtain shareholder approval before entering into Severance Agreements with Covered Executives that provide Severance Benefits that exceed 2.99 times Base Salary and Bonus as defined and set forth below. If the Board of Directors determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into such a Severance Agreement.

EFFECTIVE DATE: August 3, 2006

COVERED EXECUTIVES: Officers of Cardinal Health as defined under Section 16 of the Securities Exchange Act of 1934, as amended, at the time a Severance Agreement covered by this Policy is approved.

SEVERANCE AGREEMENTS: Severance Agreements include any agreement that specifies the compensation payable to a Covered Executive when Cardinal Health terminates employment without cause or when employment is terminated following a change of control of Cardinal Health. Severance Agreements include agreements entered into with Covered Executives (a) after the effective date of the Policy or (b) before the effective date of the Policy, if Severance Benefits are materially modified after the effective date of the Policy.

BASE SALARY AND BONUS DEFINED: For purposes of the limit on Severance Benefits:

•	Base salary is the annual rate of base salary in effect at termination.

•	Bonus is the target incentive amount for the year of termination under the annual and long-term cash incentive compensation plans applicable to the Covered Executive.

SEVERANCE BENEFITS: For purposes of this Policy, “Severance Benefits” generally include:

•	Cash severance benefits.

•	The value of other special benefits or perquisites provided for periods after termination of employment (but excluding special benefits provided under any program generally applicable to employees).

•	Additional retirement benefits earned or vested under qualified and non-qualified retirement plans as a result of termination.

•	The value of any special additional benefit or additional service period “credit” under retirement programs.

ITEMS EXCLUDED AS SEVERANCE BENEFITS: For purposes of this Policy, “Severance Benefits” do not include any benefit or payment required by law and:

•	Amounts earned or accrued for services prior to termination (such as pro rata bonus, unused vacation pay, etc.).

•	The value of any other benefits provided under programs generally applicable to employees.

•	The value of “gross-up” payments made in connection with Severance Benefits, including “gross-up” payments under Section Code 280G of the Internal Revenue Code.

•	The value of accelerated vesting of outstanding equity compensation awards, or other changes in terms of outstanding equity compensation awards.

A-1

Annual Meeting Admission Ticket

Cardinal Health

2006 Annual Meeting of Shareholders

November 8, 2006 at 2:00 pm Local Time
7000 Cardinal Place, Dublin, OH 43017

Upon arrival, please present this
admission ticket and photo identification
at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS

Annual Meeting Proxy Card

☐	Please mark this box with an X if your address
has changed and print the new address below.

A	Election of Directors – The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:

	For	Withhold
01 - John F. Finn	☐	☐

02 - David W. Raisbeck	☐	☐

03 - Robert D. Walter	☐	☐

B	Issues – The Board of Directors recommends a vote FOR proposal 2 and AGAINST proposals 3, 4 and 5.

		For	Against	Abstain
2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.	☐	☐	☐

3.	Shareholder proposal regarding severance arrangements.	☐	☐	☐

4.	Shareholder proposal regarding performance-based stock options.	☐	☐	☐

5.	Shareholder proposal regarding submission of the Human Resources and Compensation Committee report for an annual shareholder advisory vote.	☐	☐	☐

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

C	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

Date (mm/dd/yyyy)	Signature 1–Please keep within the box	Signature 2–Please keep within the box
___/___/_____

Admission Ticket

Cardinal Health

2006 Annual Meeting of Shareholders

November 8, 2006 at 2:00 p.m. Local Time

7000 Cardinal Place, Dublin, OH 43017

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Cardinal Health

7000 Cardinal Place

Dublin, Ohio 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints R. Kerry Clark, Ivan K. Fong and Jeffrey W. Henderson, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 11, 2006, at the annual meeting of shareholders to be held on November 8, 2006, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 on the reverse side, FOR proposal 2, AGAINST proposal 3, AGAINST proposal 4, AGAINST proposal 5, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

SEE REVERSE SIDE

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

•      Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESS VOTE • Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on November 8, 2006.

THANK YOU FOR VOTING